                                                                    EXHIBIT 10.4
================================================================================


                             STORAGE EQUITIES, INC.


                     NOTE ASSUMPTION AND EXCHANGE AGREEMENT

                         Dated as of November 13, 1995



                       Re: Assumption and Modification of
                   $68,000,000 Remaining Principal Amount of
                           7.08% Senior Secured Notes
                       of Public Storage Management, Inc.
                             Due November 22, 2003



================================================================================

             Schedules to this Agreement will be furnished to the
               Securities and Exchange Commission upon request.

ATTACHMENTS TO NOTE ASSUMPTION AND EXCHANGE AGREEMENT:

Schedule I                           --        Names and Addresses of Purchasers and
                                               Principal Amounts of Notes

Schedule II                          --        Accountants, Investment Banks and Appraisers

Schedule 5.1(a)                      --        Liens

Schedule 5.1(d)                      --        Indebtedness

Schedule 5.1(f)                      --        Litigation

Schedule 5.1(g)                      --        Title to Properties

Schedule 5.1(r)                      --        Environmental

Schedule 7.2                         --        Insurance

Annex I                              --        Subsidiaries and Restricted Subsidiaries

Exhibit A                            --        Form of Senior Note

Exhibit B                            --        Description of Special Counsel's
                                               Closing Opinion

Exhibit C                            --        Description of Closing Opinion of In-
                                               House Counsel to the Company, PSI and
                                               PSMI

Exhibit D                            --        Consent Agreement

                               TABLE OF CONTENTS
                               -----------------

                                                                          PAGE
                                                                          ----
SECTION 1.           EXCHANGE OF PSMI NOTES..............................    3

SECTION 2.           EXCHANGE PROCEDURE AND RELEASE
                     OF SECURITY.........................................    3

SECTION 3.           DESCRIPTION OF NOTES AND EXCHANGE...................    3
                        3.1      Description of Notes....................    3
                        3.2      Exchange, Closing Date..................    4
                        3.3      Other Agreements........................    5

SECTION 4.           PREPAYMENT OF NOTES.................................    5
                        4.1      Required Prepayments....................    5
                        4.2      Optional Prepayment with
                                 Premium.................................    6
                        4.3      Notice of Prepayments...................    7
                        4.4      Application of Prepayments..............    8
                        4.5      Direct Payment..........................    8

SECTION 5.           REPRESENTATIONS.....................................    8
                        5.1      Representations of the
                                 Company.................................    8
                        5.2      Representations of the
                                 Purchaser...............................   22

SECTION 6.           CLOSING CONDITIONS..................................   23
                        6.1      Conditions..............................   23
                        6.2      Occurrence of PSMI Merger...............   26
                        6.3      Waiver of Conditions ...................   26

SECTION 7.           COVENANTS...........................................   26
                        7.1      Corporate Existence, Etc................   26
                        7.2      Insurance...............................   26
                        7.3      Taxes, Claims for Labor and
                                 Materials; Compliance with Laws.........   27
                        7.4      Maintenance, Etc........................   28
                        7.5      Nature of Business......................   28
                        7.6      REIT Status.............................   29
                        7.7      Continuation of Existing
                                 Arrangements with the Company...........   29
                        7.8      Financial Tests.........................   30
                        7.9      Unencumbered Assets.....................   31
                        7.10     Limitation on Incurrences of
                                 Additional Indebtedness.................   31

                        7.11     Management Fees.........................   32
                        7.12     Limitation on Liens.....................   33
                        7.13     Mergers, Consolidations
                                 and Sales of Assets.....................   33
                        7.14     Repurchase of Notes.....................   34
                        7.15     Transactions with Affiliates............   35
                        7.16     Limitation on Restricted
                                 Investments.............................   36
                        7.17     ERISA...................................   37
                        7.18     Reports and Rights of
                                 Inspection..............................   39
                        7.19     [Intentionally Omitted].................   43
                        7.20     Facilities..............................   43
                        7.21     Restrictive Agreements..................   43
                        7.22     Rating for the Notes....................   43

SECTION 8.           EVENTS OF DEFAULT AND REMEDIES THEREFOR.............   44
                        8.1     Events of Default........................   44
                        8.2     Notice to Holders........................   48
                        8.3     Acceleration of Maturities...............   48
                        8.4     Rescission of Acceleration...............   49
                        8.5     Valuable Rights..........................   50
                        8.6     Other Remedies...........................   50

SECTION 9.           SECURITY............................................   50

SECTION 10.          AMENDMENTS, WAIVERS AND CONSENTS....................   51
                        10.1     Consent Required........................   51
                        10.2     Solicitation of Holders.................   51
                        10.3     Effect of Amendment or
                                 Waiver..................................   51

SECTION 11.          INTERPRETATION OF AGREEMENT; DEFINITIONS............   52
                        11.1     Definitions.............................   52
                        11.2     Accounting Principles...................   73
                        11.3     Directly or Indirectly..................   73

SECTION 12.          INDEMNIFICATION.....................................   73
                        12.1     Indemnified Parties.....................   73
                        12.2     Environmental Indemnification...........   75
                        12.3     Notification of Proceeding..............   75
                        12.4     Rights of Subrogation...................   77

SECTION 13.          CONTRIBUTION........................................   77
                       13.1     Relative Fault...........................   77
                       13.2     Allocation of Fault......................   78
                       13.3     Survival of Obligations..................   78


SECTION 14.          MISCELLANEOUS.......................................   78
                       14.1     Registered Notes.........................   78
                       14.2     Exchange of Notes........................   79
                       14.3     Loss, Theft, Etc. of Notes...............   79
                       14.4     Expenses, Stamp Tax
                                Indemnity................................   80
                       14.5     Powers and Rights Not Waived;
                                Remedies Cumulative......................   81
                       14.6     Notices..................................   81
                       14.7     Successors and Assigns...................   81
                       14.8     Survival of Covenants
                                and Representations......................   82
                       14.9     Jurisdiction and Process.................   82
                       14.10    Severability.............................   82
                       14.11    Entire Agreement.........................   83
                       14.12    Governing Law............................   83
                       14.13    Captions.................................   83
                       14.14    Reproduction of Documents................   83

SECTION 15.          PURCHASE OF PSMI NOTES BY THE COMPANY...............   83

STORAGE EQUITIES, INC.
PUBLIC STORAGE MANAGEMENT, INC.
PUBLIC STORAGE, INC.
600 NORTH BRAND BOULEVARD, SUITE 300
GLENDALE, CALIFORNIA  91203

NOTE ASSUMPTION AND EXCHANGE AGREEMENT

DATED AS OF NOVEMBER 13, 1995


TO EACH PURCHASER NAMED IN SCHEDULE I
HERETO WHICH IS A SIGNATORY OF THIS AGREEMENT

LADIES AND GENTLEMEN:

THE UNDERSIGNED AGREE WITH YOU AS FOLLOWS:

          THIS NOTE ASSUMPTION AND EXCHANGE AGREEMENT (the "Exchange Agreement") is made and entered into as of November 13, 1995, by and between Public Storage Management, Inc., a California corporation ("PSMI"), Public Storage, Inc., a California corporation ("PSI"), Storage Equities, Inc., a California corporation (the "Company"), and the holder of a PSMI Note (as defined below) named on
Schedule I hereto (all holders named on such schedule are collectively referred to as the "Purchasers").

                                    RECITALS
                                    --------

          PSMI and PSI entered into a Note Agreement dated as of November 22, 1993 (the "PSMI Note Agreement") pursuant to which $75,000,000 of PSMI's 7.08% Senior Secured Notes (the "PSMI Notes") were issued and sold to the Purchasers. $68,000,000 aggregate principal amount of PSMI Notes is outstanding. In conjunction therewith, PSI entered into a Note Agreement dated as of November 22, 1993 (the "PSI Note Agreement") with PSMI whereby PSMI delivered substantially all of the proceeds from the sale of the PSMI Notes to PSI in exchange for a note (the "PSI Note"). PSI and PSMI entered into a Pledge and Security Agreement with Bank of America National Trust and Savings Association as collateral agent, dated as of November 22, 1993 (the "Pledge and Security Agreement") for the purpose, among other things, of securing and providing for the repayment of the PSMI Notes.

          The Company, PSMI and PSI have entered into an Agreement and Plan of Reorganization dated as of June 30, 1995, as amended to date (the "Reorganization Agreement"), providing for the Reorganization (as defined below) and the subsequent merger of PSMI into the Company pursuant to the PSMI Merger Agreement, with the Company surviving (the "PSMI Merger"). Pursuant to the Reorganization Agreement and the PSMI Merger Agreement, in connection with the PSMI Merger, the Company will assume and become liable for the debt and other obligations represented by the then outstanding PSMI Notes (the "Assumption") and consummate the Exchange (as defined below). In preparation for the PSMI Merger, PSI, PSMI and certain related persons are entering into a series of transactions more fully described in the Consent Agreement (as defined below). Such transactions are defined in the Consent Agreement as the "Reorganization."

          Each of the Purchasers has consented to the Reorganization and has among other things waived any and all rights or claims each of them had or may have against PSI or PSMI for any violations of the PSMI Note Agreement, the PSI Note Agreement or the Pledge and Security Agreement caused by the Reorganization by executing a consent agreement in substantially the same form as Exhibit D attached hereto (the "Consent Agreement").

          In connection with the Assumption and pursuant to the Reorganization Agreement, the Purchasers and the Company have agreed to modify and restate the terms of the PSMI Notes, and to exchange the PSMI Notes for new notes to be issued by the Company pursuant to the terms and conditions of this Exchange Agreement (the "Exchange").

          In consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows.

                                   AGREEMENT

SECTION 1.   EXCHANGE OF PSMI NOTES

    The Company and each of the Purchasers hereby agree that the Company will assume the PSMI Notes and all obligations represented thereby. In order to effect such Assumption, the Company shall, at the Closing (as defined herein), exchange $1,000 principal amount, or appropriate portion thereof, of its 7.08% Senior Notes due November 22, 2003 (the "Notes" and individually a "Note") for each $1,000 outstanding principal amount, or portion thereof, of PSMI Notes tendered by each Purchaser. Whether or not a Purchaser tenders its PSMI Notes at the Closing, from and after the Closing, each PSMI Note will represent only the right to receive a Note in like principal amount, with the terms thereof and the covenants set forth in the PSMI Note Agreement being amended and restated as set forth herein. The aggregate principal amount of Notes to be issued to each Purchaser in the Exchange is listed on Schedule I hereto.

SECTION 2.   EXCHANGE PROCEDURE AND RELEASE OF SECURITY

     At the Closing, each Purchaser will deliver all of its PSMI Notes to the Company in proper form for transfer and the Company will deliver the Notes to each Purchaser. After the Exchange is completed and the Notes have been issued to each of the Purchasers in the amounts listed on Schedule I hereto, the PSMI Notes, the PSMI Note Agreement, the PSI Note, the PSI Note Agreement and the Pledge and Security Agreement shall be of no further force and effect except to the extent the Purchasers had or may have had any claim against any of the parties to such notes and agreements had they known of the existence of such claim prior to executing this Exchange Agreement and the Consent Agreement. In connection with the Closing, the Purchasers agree to take such further actions as shall be reasonably necessary to facilitate the release of the liens on the assets securing the PSMI Notes and the PSI Note.

SECTION 3.   DESCRIPTION OF NOTES AND EXCHANGE

     3.1 Description of Notes. The Company has authorized the issuance of $68,000,000 aggregate principal amount of its Notes to be dated the date of issuance, to bear interest from the last date with respect to which interest was paid on the PSMI Notes at the rate of 7.08% per annum, payable semiannually in arrears on the 22nd day of each May and November in each year (commencing November 22, 1995) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate equal to the greater of (i) 9.08% per annum and (ii) 2.0% plus the rate which Harris Trust and Savings Bank of Illinois announces from time to time as its prime lending rate, in each case from the date due, whether by acceleration or otherwise, until paid, to be expressed to mature November 22, 2003 and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity date except on the terms and conditions and in the amounts and with the premium, if any, set forth in (S) 4 of this Exchange Agreement. The term "Notes" as used herein shall include each Note originally delivered pursuant to this Exchange Agreement and the separate agreements with the other purchasers named in
Schedule I and all notes delivered in substitution or exchange for any of said Notes pursuant to this Exchange Agreement and said other agreements. You and the other purchasers named in Schedule I are hereinafter sometimes referred to as the "Purchasers" and individually as a "Purchaser."

     3.2 Exchange, Closing Date. The Company shall issue to you and, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, you agree to accept from the Company, Notes in exchange for your PSMI Notes, in the outstanding principal amount set forth opposite your name on Schedule I hereto at 100.00% of the principal amount thereof on the Closing Date hereafter mentioned pursuant to the terms of this Exchange Agreement.

     You understand that, whether or not you exchange your PSMI Notes for the Notes at the Closing pursuant to the terms and conditions of this Exchange Agreement, your PSMI Notes will be assumed by the Company at the Closing and will represent only the right to receive a Note in like principal amount as set forth in Section I.

     Delivery of the Notes will be made at a closing (the "Closing") at the offices of Skadden, Arps, Slate, Meagher & Flom, Los Angeles, at 9:00 A.M., Los Angeles time, on November 16, 1995 or such later date as shall mutually be agreed upon by the Company and the Purchasers (the "Closing Date"). The Notes delivered to you on the

Closing Date will be delivered to you in the form of a single registered Note in the form attached hereto as Exhibit A for the full outstanding principal amount of PSMI Notes tendered by you at the Closing (unless different denominations are specified by you at least two business days prior to the Closing Date), registered in your name or in the name of your nominee, all as you may specify at any time prior to the Closing Date.

     3.3 Other Agreements. Simultaneously with the execution and delivery of this Exchange Agreement, the Company is entering into agreements identical (except for name and signature of the other Purchasers) to this Exchange Agreement with the other Purchasers under which such other Purchasers agreed to exchange the principal amount of the PSMI Notes for the Notes set opposite such Purchasers' names in Schedule I, and your and our obligations hereunder are subject to the execution and delivery of the Exchange Agreements by the other Purchasers. This Exchange Agreement and said agreements with the other Purchasers are herein collectively referred to as the "Exchange Agreements." The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

SECTION 4.   PREPAYMENT OF NOTES

     No prepayment of the Notes may be made except to the extent and in the manner expressly provided in this Exchange Agreement and in the Notes.

     4.1 Required Prepayments. In addition to paying the entire outstanding principal amount and the interest due on the Notes on the maturity date thereof, the Company agrees that it shall prepay the principal amount of the Notes in installments, payable on each of the times set forth below in the respective aggregate amounts set forth opposite each such time:


                                       Amount
            Date                       (000's)
            ----                      ---------
            November 22, 1995         $2,500
            May 22, 1996              2,875
            November 22, 1996         2,875


     May 22, 1997            3,250
     November 22, 1997       3,250
     May 22, 1998            3,625
     November 22, 1998       3,625
     May 22, 1999            4,000
     November 22, 1999       4,000
     May 22, 2000            4,375
     November 22, 2000       4,375
     May 22, 2001            4,750
     November 22, 2001       4,750
     May 22, 2002            4,875
     November 22, 2002       4,875
     May 22, 2003            5,000
     November 22, 2003       5,000

If a scheduled date of payment is not a Business Day, payment shall be made on the immediately succeeding Business Day, and interest shall accrue and be payable to (but not including) the actual date of payment. No premium shall be payable in connection with any required prepayment made pursuant to this (S)
4.1. For purposes of this (S) 4.1, after prepayment of less than all the outstanding Notes pursuant to (S) 4.2, the amount of each prepayment required by this (S) 4.1 shall be reduced by an amount which is the same percentage of such required prepayment as the percentage that the principal amount of Notes prepaid pursuant to (S) 4.2 is of the aggregate principal amount of outstanding Notes immediately prior to such prepayment.

      4.2 Optional Prepayment with Premium. In addition to the payments required by (S) 4.1, upon compliance with (S) 4.3, the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part, then in a minimum principal amount of $500,000), by payment of a price equal to the sum of (a) the principal amount or portion thereof being prepaid, of and accrued and unpaid interest on, the Notes being so prepaid to the date of such prepayment and (b) the Make Whole Amount of the Notes being so prepaid.

      4.3 Notice of Prepayments. The Company will give notice of any prepayment of the Notes pursuant to (S) 4.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such prepayment specifying (a) such date, (b) the principal amount of the holder's Notes to be prepaid on such date, (c) that a premium may be payable, (d) the date when such premium will be calculated, (e) the estimated premium, and (f) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto, shall become due and payable on the prepayment date specified in said notice. No later than 2:00 p.m., eastern time, two Business Days prior to the prepayment date specified in such notice, the Company shall provide (by telecopy transmission and overnight courier service) to each holder of a Note an Officers' Certificate of the Company stating the actual amount of the premium, if any, payable in connection with such prepayment and a reasonably detailed computation of the premium and attaching a copy of the source market data by reference to which the treasury yield was determined in connection with such computation. No later than five Business Days prior to such prepayment date, the Company shall provide (in the manner specified in the immediately preceding sentence) a draft of such certificate estimating the premium, if any, so payable. Prior to 2:00 p.m., eastern time, on the respective Business Days referred to in the two immediately preceding sentences, the Company shall call each Purchaser to confirm receipt of such estimate and certificate. In the case of any prepayment pursuant to (S) 4.2, the determination of the premium contained in such certificate shall be binding upon the Company and each holder of a Note unless the holders of at least a majority in aggregate principal amount of the Notes outstanding shall deliver (by telecopy transmission and overnight courier service) to the Company, not less than one Business Day prior to the prepayment date, a revised calculation of the premium in reasonable detail. In such event, the premium calculated by such holders shall be conclusive absent manifest error.

      4.4 Application of Prepayments. All partial prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

      4.5 Direct Payment. Notwithstanding anything to the contrary contained in this Exchange Agreement or the Notes, in the case of any Note owned by you or your nominee or owned by any subsequent Institutional Holder which has given written notice to the Company requesting that the provisions of this (S) 4.5 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof and without any notation of such payment being made thereon (provided that the holder shall make such notations prior to transferring any Notes), directly to you, to your nominee or to such subsequent Institutional Holder at your address or your nominee's address set forth in
Schedule I hereto or such other address as you, your nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Company from you, from your nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available funds to such bank account for receipt before 1:00 p.m., eastern time, marked for attention as indicated, or in such other manner or to such other account in any United States bank as you, your nominee or any such subsequent Institutional Holder may from time to time direct in writing.

SECTION 5.   REPRESENTATIONS

      5.1 Representations of the Company. As an inducement to, and as part of the consideration for, your Exchange of the Notes pursuant to this Exchange Agreement, the Company represents and warrants that all of its representations and warranties set forth below are true and correct as of the date hereof and will be true and correct upon consummation of the Reorganization and the PSMI Merger.

          (a) Subsidiaries. Annex I attached hereto correctly states the name of each subsidiary of the Company after giving effect to the PSMI Merger (collectively, the "Subsidiaries"), its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company or its Subsidiaries. The Company and each Subsidiary has (or upon consummation of the PSMI

Merger will have) good and marketable title to all of the shares of stock or other ownership interests it purports to own of each Subsidiary, free and clear in each case of any Lien, except as set forth on Schedule 5.1(a) attached hereto. All such shares of stock or other ownership interests have been validly issued and are fully paid and nonassessable.

           (b) Corporate Organization and Authority. The Company and each Subsidiary and each Controlled Partnership --

                (1) in the event that it is a corporation, it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                (2) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to do so would not, individually or in the aggregate, materially and adversely affect its business, financial condition or property or the ability of the Company to perform its obligations set forth in the Documents;

                (3) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary and wherein the failure to be so qualified would, individually or in the aggregate, materially and adversely affect its business, financial condition or property or the ability of the Company to perform its obligations set forth in the Documents.

                (4) in the event it is a PS Partnership, it is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of California, and is duly licensed or qualified to conduct business and is in good standing in each jurisdiction wherein the character of the property owned or the nature of the business transacted by it makes such licensing or qualification necessary except where the failure to be so licensed would not, individually or in the aggregate, materially and adversely affect its business, financial condition or property or the ability of the Company to perform its obligations set forth in the Documents.

                (5) in the event it is a Joint Venture, it is a general partnership, duly organized and validly existing under the laws of the State of California, and is duly licensed in each jurisdiction wherein the character of the property owned or the nature of the business transacted by it makes such licensing necessary, except where the failure to be so licensed would not, individually or in the aggregate, materially and adversely affect its business, financial condition or property or the ability of the Company to perform its obligations set forth in the Documents.

          (c) Financial Statements. The audited balance sheets of the Company as of December 31, 1994 and 1993 and the related statements of operations, stockholders' equity and cash flows for the fiscal years ended on said dates, each of which has been provided to you, are correct and complete in all material respects and present fairly the financial position of the Company as of such dates and the results of operations for such period (the "Audited Financials"). The unaudited historical operating results of the Company dated June 30, 1995 (the "Unaudited Financials"), a copy of which has been provided to you, are true and correct in all material respects and present fairly the operating results of the Company for the period contained therein. The Combined Historical Financial Information of Operating Companies and Real Estate Interests and the Combined Historical Financial Information of the Underlying Properties (collectively, the "Historical Other Company Information"), pertaining to the Reorganization and contained in the Proxy Statement of the Company dated October 11, 1995 (the "Proxy Statement"), a copy of which has been provided to you, are correct and complete in all material respects and present fairly the financial position of the companies and properties referred to therein (the "Subject Entities") as of such dates and the results of operations for the periods presented. The unaudited pro forma consolidated balance sheet and consolidated statement of income of the Company (the "Pro Forma Financials") pertaining to the Reorganization and contained in the Proxy Statement are correct and complete in all material respects and have been prepared in a manner consistent with the historical financial statements of the Company and the assumptions underlying them are fair and reasonable. Except as disclosed in the Unaudited Financials or the Pro Forma Financials, there are no material liabilities, including, to the knowledge of the Company any contingent liabilities, of the Company not reflected in said consolidated balance sheets as of said date (other than amounts outstanding under the $45 million PSI credit facility which will be repaid in connection with the Reorganization). Except as disclosed in the Historical Other Company Information, there are no material liabilities, including, to the knowledge of the Company, any contingent liabilities of the Subject Entities not reflected in said Historical Other company information as of said date.

      Since June 30, 1995 there has been no change in the condition, financial or otherwise, of the Company as shown on the unaudited consolidated balance sheet as of such date except as contemplated by the Proxy Statement and except for changes which individually or in the aggregate have not been materially adverse.

          (d) Indebtedness. Schedule 5.1(d) attached hereto correctly describes all Current Debt, Funded Debt, Capitalized Leases and Long-Term Leases of the Company and its Subsidiaries outstanding on September 30, 1995 and as adjusted to reflect the PSMI Merger. All obligations and liabilities of the Company under this Exchange Agreement and the Notes rank pari passu in right of payment to the Bank Indebtedness of the Company.

          (e) Full Disclosure. Neither the financial statements referred to in paragraph (c) hereof nor the Documents, the Proxy Statement or any other written statement furnished by or on behalf of any of the Companies to you in connection with the negotiation or consummation of the Exchange of the Notes contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to any of the Companies which has not been disclosed to you which, individually or in the aggregate, materially affects adversely nor, so far as the Company can now reasonably foresee, will materially adversely affect the properties, business, prospects, profits or financial condition of the Company. There is no fact peculiar to any of the Companies which has not been disclosed to you which materially adversely affects nor, so far as the Company can now reasonably foresee, will materially adversely affect the ability of the Company to perform its obligations and undertakings under any of the Documents.

          (f) Pending Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of the Company after due inquiry, threatened against or affecting the Company, or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which the Company believes to be reasonably likely to, individually or in the aggregate, materially and adversely affect the properties, business, prospects, profits or financial condition of the Company, or any Subsidiary or the ability of the Company to perform its obligations and undertakings under the Documents to which it is a party. Schedule 5.1(f) attached hereto correctly describes in all
                ---------------
material respects each such action, suit or proceeding which involve the possibility of such a material and adverse effect. Neither the Company, nor any Subsidiary is now, nor will it be after or as a result of the transactions contemplated herein, in default or in violation with respect to any judgment, order, writ, injunction, or decree of any court, governmental authority or arbitration board or tribunal.

          (g)  Title to Properties.  Except as described in Schedule 5.1(g)
                                                            ---------------
attached hereto, the Company, and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all of the real property, and has good title to all the other material items of property, each of them purports to own, including that reflected in the most recent balance sheets included in the Audited Financials, the Unaudited Financials, the Pro Forma Financials and Historical Other Company Information, referred to in paragraph (c) hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Exchange Agreements and the Notes.

          (h) Patents and Trademarks. The Company, and each Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyright, li-censes and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

          (i) The Assumption and Exchange is Legal and Authorized. The execution, delivery and compliance by each of the Companies with all of the provisions of the Documents to which they are parties and the execution, issuance, Exchange, delivery and performance of the respective obligations under the Documents to which they are parties

                (1) are within the corporate powers of each of the Companies;

                (2) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the articles of incorporation or bylaws of any of the Companies or any indenture or other agreement or instrument to which any of the Companies or any Subsidiary is a party or by which any of the Companies or any Subsidiary or any of their respective properties may be bound or affected or result in the imposition of any Liens or encumbrances on any property of any of the Companies or any Subsidiary; and

                (3) have been duly authorized by proper corporate action on the part of each of the Companies (no action by the stockholders of any Company being required by law, by its articles of incorporation or bylaws or otherwise, except such as has been taken or will be taken prior to the Closing) and have been duly executed and delivered by each of the Companies party thereto and the Documents constitute the legal, valid and binding obligations, contracts and agreements of the Companies party thereto, enforceable against such Persons in accordance with their respective terms.

No consent of or waiver by any holder of any Indebtedness of the Company, or any Subsidiary is required in connection with the issuance of the Notes (other than the waiver of the lenders under the Bank Agreement, which has been obtained).

          (j) No Defaults. No Default or Event of Default has occurred and is continuing. None of the Companies nor any Subsidiary--

                (1) is in violation of any term of its charter instrument, bylaws or partnership agreement;

                (2) is in default in the payment of principal or interest on any Funded Debt or Current Debt under any instrument or agreement under and subject to which any Funded Debt or Current Debt has been issued; and

                (3) has obtained any waivers with respect to any payment defaults under any such instrument or agreement, except as have since been cured.

No event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder, which event or events of default, if they were to be declared, could, taking into account any "cross-default" provisions contained in any other Funded Debt or Current Debt, materially and adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company, or materially impair the ability of the Company to perform its obligations contained in the Documents. There is no default or event of default under the PSMI Note Agreement.

          (k) Governmental Consent. Neither the nature of any of the Companies or any Subsidiary, or of any of their respective businesses or properties, nor any relationship between any of the Companies or any Subsidiary and any other Person, nor any circumstance in connection with the offer, issuance, exchange or delivery of the Notes and the execution and delivery of the Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of any of the Companies as condition to the execution and delivery of the Documents or the offer, issuance, exchange or delivery of the Notes.

          (l) Taxes. All tax returns required to be filed by any of the Companies or any Subsidiary and any other Person with which any of the Companies files or has filed a consolidated return in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon any of the Companies or any Subsidiary and any such Person or upon any of their respective properties, income or franchises, which are due and payable have been paid except for taxes the amount, applicability or validity of which may be in dispute and which are currently being contested in good faith by appropriate proceedings and with respect to which the respective Company maintains on its books adequate reserves therefor. For all taxable years ending on or before December 31, 1994, the Federal income tax liability of each of the Companies and any Subsidiary heretofore asserted has been satisfied. Neither the Company nor any Subsidiary knows of any proposed additional tax assessment against it or any of the other Companies and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the best knowledge of the Company after due inquiry, threatened. The provisions for taxes (including, without limitation, any payment owing to any other Person pursuant to any tax sharing agreement among such Persons) on the books of each of the Companies are adequate for all open years and for its respective current fiscal period.

          (m) Margin Regulations. None of the transactions contemplated in the Documents will violate or result in a violation of Section 7 of the Securities Exchange Act, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter 11. "Margin stock" (within the meaning of said Regulation G or U) does not constitute more than 25% of the assets of the Company or of the Company and the Subsidiaries on a consolidated basis, both before and after giving effect to the transactions contemplated hereby.

           (n) Private Offering. None of the Companies, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than the Purchasers, each of whom was offered a portion of the Notes for investment. None of the Companies, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and exchange of the Notes within the provisions of Section 5 of the Securities Act.

          (o) ERISA. The consummation of the transactions provided for in the Exchange Agreements and compliance by the Company with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (1) no Reportable Event has occurred and is continuing with respect to any Plan, (2) neither the Company, nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (3) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty.

      No Plan maintained by the Company or any ERISA Affiliate, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA, whether or not waived, nor does the present value of all benefit liabilities (whether or not vested) under all Plans exceed, as of the last annual valuation date, the current value of the assets of the Plans allocable to such benefit liabilities based upon reasonable actuarial assumptions. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchasers.

          (p)  Compliance with Law.  None of the Companies nor any Subsidiary
(i) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain, individually or in the aggregate, could materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company or its Subsidiaries, or materially impair the ability of the Company to perform its obligations contained in any of the Documents. Neither the Company nor any Subsidiary is aware of any default with respect to any order of any court or governmental authority or arbitration board or tribunal.

                (1) None of the Companies nor any Subsidiary:

               (i) is a party to any contract or agreement, or subject to any charter or other corporate restriction that materially and adversely affects the business, profits, prospects, properties or condition (financial or otherwise) of the Company or any Subsidiary, or the ability of the Company to perform its obligations as set forth in this Exchange Agreement and in the other Documents;

               (ii) is a party to any contract or agreement that restricts its right or ability to incur Indebtedness, other than this Exchange Agreement and the agreements listed on Schedule 5.1(d) to this Agreement, none of which agreements, as of the Closing Date and giving effect to consents received in respect thereof, prohibits (a) the issuance of the Notes by the Company, (b) the execution and delivery of, or compliance with, the Documents by the Company; or

               (iii) has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by (S) 7.12.

                (2) (i) None of the Companies nor any Subsidiary, nor any Affiliate of any of the Companies is, by reason of being a "national" of a "designated foreign country" or a "specially designated national" within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), and (ii) none of the Companies nor any Subsidiary nor the transactions contemplated by the Documents is for any other reason, subject to any restriction or prohibition under, or is in violation of, any Federal statute or Presidential Executive Order, or any rules or regulations of any department, agency or administrative body promulgated under any such statute or order, concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property. None of the Companies nor any Subsidiary, nor any Affiliate of any of the Companies is an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App (S)(S) 1 et seq.), as amended. None of the Companies, nor any Subsidiary, nor any Affiliate of the Company is in violation of, and neither the issuance and Exchange of the Notes as contemplated by this Exchange Agreement will violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Assets Control of the Department of the Treasury (31 C.F.R., Chapter V).

                (3) None of the Companies nor any Subsidiary is, and none of them is directly or indirectly controlled by, or acting on behalf of any Person which is, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                (4) None of the Companies nor any Subsidiary is a "holding company" or a subsidiary or affiliate of a "holding company," or a subsidiary company of a "holding company," or a "public utility," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (q) Solvency. The fair value of the business and assets of the Company will be in excess of the amount that will be required to pay its liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case after giving effect to the transactions contem-plated by the Documents (including, without limitation, the Reorganization and the PSMI Merger).

      The Company, after giving effect to the transactions contemplated by the Documents (including, without limitation, the Reorganization and the PSMI Merger), will not be engaged in any business or transaction, nor is it about to engage in any business or transaction, for which it has an unreasonably small capital (within the meaning of the Uniform Fraudulent Transfer Act, as adopted in the State of California and Section 548 of the Federal Bankruptcy Code), and the Company has no intent to:

                (1) hinder, delay or defraud any entity to which it is, or will become, on or after the Closing Date, indebted, or

                (2) to incur debts that would be beyond its respective ability to pay as they mature.

          (r)  Compliance with Environmental Laws.  Except as is set forth on

Schedule 5.1(r) attached hereto:
---------------

                (1) To the best knowledge of the Companies after due inquiry, all facilities and property (including underlying groundwater) owned or leased by any of the Companies have been, and continue to be, owned or leased by such Companies, as the case may be, in compliance with all Environmental Laws.

                (2) There have been no past, and there are no pending or, to the best knowledge of the Companies after due inquiry, threatened (i) claims, complaints, notices or requests for information received by any of the Companies with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to any of the Companies regarding potential liability under any Environmental Law.

                (3) To the best knowledge of the Companies after due inquiry, there have been no Releases of Hazardous Materials at, on or under any property now and previously owned or leased by any of the Companies that, singly or in the aggregate, have, or may reasonably be expected to have, a material and adverse effect on the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries.

                (4) To the best knowledge of the Companies after due inquiry, each of the Companies have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses.

                (5) No property now or, to the best knowledge of the management of the Company, previously owned or leased by any of the Companies is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA (as defined therein), on the CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                (6) To the best knowledge of the Companies after due inquiry, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by any of the Companies that, singly or in the aggregate, have, or may reasonably be expected to have, a material and adverse effect on the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries.

                (7) To the best knowledge of the Companies after due inquiry, none of the Companies has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against any of the Companies for any remedial work, damage to natural resources or personal injury, including claims under CERCLA.

                (8) To the best knowledge of the Companies after due inquiry, there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by any of the Companies that, singly or in the aggregate, have, or may reasonably be expected to have, a material and adverse effect on the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries.

                (9) To the best knowledge of the Companies after due inquiry, no conditions exist at, on or under any property now or previously owned or leased by any of the Companies which, with the passage of time, or the giving of notice or both, would have a material and adverse effect on the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries arising out of liability asserted under any Environmental Law.

                (10) To the best knowledge of the Companies after due inquiry, there are no past or present events, conditions or circumstances, including without limitation pending changes in any Environmental Law or permit, that are likely to interfere with or otherwise affect the operations of any of the Companies as now conducted and as presently proposed to be conducted or that would interfere with compliance or continued compliance with any Environmental Law or permit.

                (11) To the best knowledge of the Companies after due inquiry, no pipeline or any equipment or property associated with the operations of any of the Companies (whether or not owned or leased by any of the Companies) is contaminated by polychlorinated biphenyls.

          (s) Brokers. None of the Companies has dealt with any broker, finder, commission agent or other Person other than BT Securities Corporation in connection with the Exchange of the Notes and the transactions contemplated by this Exchange Agreement and the other Documents, and the Company is under no obligation to pay any broker's fee or commission in connection with such transactions, other than a fee payable to BT Securities Corporation for investment banking services rendered in connection with advisory services rendered in structuring a financing transaction, which fee is the sole obligation of the Company.

          (t) Defense of Usury. To the fullest extent permitted by applicable law, the Company shall not consent, plead (as a defense or otherwise) or in any manner whatsoever claim (and shall actively resist any attempt to compel it to assert, plead or claim) in any action, suit or proceeding that the interest rate on the Notes violates usury or other laws relating to the interest payable on any indebtedness and shall not otherwise avail itself (and shall actively resist any attempt to compel it to avail itself) of the benefits or advantages of such laws.

          (u) The Company is qualified, has been qualified at all times since January 1, 1981, and intends to operate so as to continue to be qualified, (i) as a REIT under Sections 856 et seq. of the Code, and (ii) to be subject to tax
                             -- ---
on its "real estate investment trust income" pursuant to Section 857 of the Code.

          (v) Survival of Representations and Warranties. All statements contained in any certificate, document, financial statement or other instrument delivered by or on behalf of the Company pursuant to or in connection with this Exchange Agreement shall be deemed to constitute representations and warranties thereunder. All of the Company's representations and warranties and indemnities shall survive the execution and delivery of the same, any investigation by you and the issuance of the Notes.

      5.2 Representations of the Purchaser. You represent, and in entering into this Exchange Agreement the Company understands, that you are an "accredited investor" within the meaning of Rule 501 under the Securities Act and that you are acquiring the Notes for the purpose of investment and not with the present intention of distributing the Notes; it being understood, however, that the disposition of your property shall at all times be and remain within your control. You further represent that you are acquiring the Notes for your own account and with your general corporate assets and not with the assets of any separate account in which any employee benefit plan has any interest. As used in this Section, the terms "separate account" and "employee benefit plan" shall have the respective meanings assigned to them in ERISA. You further represent that, at the Closing Date, you will be the owner (free and clear of all liens, claims and encumbrances) of the aggregate principal amount of PSMI Notes shown next to your name on Schedule I under the heading "Principal Amount of PSMI Notes to be Exchanged," and have obtained any and all requisite third party consents, if any, necessary, to exchange such PSMI

Notes for a like aggregate outstanding principal amount of Notes in accordance with this Exchange Agreement. You further represent that you have not dealt with any broker, finder, commission agent or other Person other than BT Securities Corporation in connection with the exchange of the Notes and the transactions contemplated by this Agreement and are under no obligation to pay any broker's fee or commission in connection with such transactions.

SECTION 6.   CLOSING CONDITIONS

      6.1 Conditions. Your acceptance of the Assumption and Exchange on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of the Assumption and Exchange and to the following further conditions precedent:

          (a) Closing Certificate. You shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to your acceptance of the Assumption and Exchange, and to the effect that (a) the representations and warranties of the Company set forth in Section 5.1 hereof are true and correct on and with respect to the Closing Date, (b) the Company has performed all of its obligations hereunder and under the Documents which are to be performed on or prior to the Closing Date or such obligations have been waived in writing by you, (c) the conditions set forth in clauses (e) through (m), inclusive, below have been satisfied (or waived by you) and (d) no Default or Event of Default has occurred and is continuing and there is no default or event of default under the PSMI Note Agreement.

          (b) Legal Opinions. You shall have received from Skadden, Arps, Slate, Meagher & Flom, who are acting as your special counsel in this transaction, and from David Goldberg, Esq., in-house counsel for the Company and PSMI, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits B and C, respectively, hereto and such other matters incident to the transaction contemplated hereby as you may reasonably request.

          (c) Existence and Authority. On or prior to the Closing Date, you shall have received, in form and substance reasonably satisfactory to you and your special counsel, such documents and evidence with respect to the Company as you may reasonably request in order to establish the existence and good standing of the Company and PSMI and the authorization of the transactions contemplated by this Exchange Agreement.

          (d) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you and your special counsel shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

          (e) Management and Advisory Agreements. PSI and PSMI shall have used all reasonable efforts to cause the owners of all properties managed and of all partnerships and corporations advised by any of the PSI Entities (as defined in the Reorganization Agreement) to consent to the management of such properties and assumption of such advisory functions by the Company to the extent required by the existing management and advisory agreements relating thereto.

          (f) Intellectual Property Rights. PSI and PSMI shall have used all reasonable efforts to obtain all assignments or other consents necessary to vest in the Company exclusive ownership and full use and benefit with respect to the PSI Intellectual Property Rights (as defined in the Reorganization Agreement).

          (g) The Reorganization. Each of the transactions comprising the Reorganization (including without limitation, the PSMI Merger) shall have been consummated in accordance with California and all other applicable laws.

          (h) Reorganization Agreement Conditions. The conditions contained in Sections 8.1 and 8.3 of the Reorganization Agreement shall have satisfied or, in the case of immaterial conditions, waived.

          (i) Private Placement Number. A Private Placement Number, if the one assigned to the PSMI Notes is not sufficient, relating to the Notes shall have been duly assigned by Standard & Poor's Corporation.

          (j) Payment of Counsel Fees. The Company shall have duly paid all reasonable fees, expenses, costs and charges, including the fees and expenses of Skadden, Arps, Slate, Meagher & Flom, special counsel to the Purchasers, (to the extent that such fees and expenses are known 48 hours prior to the Closing Date and are reflected in an invoice (which shall be in reasonable detail) delivered by such counsel prior thereto), incurred by you through the Closing Date and incident to the proceedings in connection with, and the transactions contemplated by this Exchange Agreement and the Notes.

          (k) Consents and Approvals. All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses required to be taken, given or obtained by or from any Federal, state or other governmental authority or agency, or by or from any trustee or holder of any Indebtedness, obligation or security of any of the Companies that are necessary in connection with the transactions contemplated by this Exchange Agreement and the Notes (including, without limitation, the Reorganization and the PSMI Merger) shall have been delivered to you.

          (l) Legality. The Notes shall qualify as a legal investment for you under the laws and regulations of each jurisdiction to which you are subject (without reference to any so-called "basket" provision which permits the making of an investment without restrictions as to the character of the particular investment being made) and you shall have received such certificate or other information as you shall reasonably request from the Company to establish such fact.

          (m) Other Purchasers. The Company shall have entered into Exchange Agreements identical to this Exchange Agreement in all material respects with each of the other Purchasers.

      6.2 Occurrence of PSMI Merger. The obligations of the Company, PSMI and PSI hereunder (other than those set forth in Section 15 hereof, which shall be effective from and after the date hereof to the extent set forth therein) are subject to the condition precedent that, on or before the Closing Date, the PSMI Merger shall have been consummated in accordance with California and all other applicable laws.

      6.3 Waiver of Conditions. If on the Closing Date, the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in (S) 6.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in (S) 6.1 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this (S) 6.3 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 7.   COVENANTS

      From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

      7.1 Corporate Existence, Etc. The Company will, and will cause its Restricted Subsidiaries to, preserve and keep in full force and effect its respective corporate or partnership existence and all licenses and permits necessary to the proper conduct of its respective business, provided that the foregoing shall not prevent any transaction permitted by (S) 7.13.

      7.2 Insurance. The Company will, and will cause its Restricted Subsidiaries to, insure and keep insured at all times all of its respective properties and use their best efforts to cause to be insured all Self-Storage Facilities which are of an insurable nature and of the character usually insured by companies operating similar properties, against loss or damage by fire and from other causes customarily insured against by companies engaged in similar businesses in such amounts as are usually insured against by such companies, and in any case as are adequate to provide reasonable protection against such loss or damage to the Self-Storage Facility. Each such Person also will maintain at all times with financially sound and reputable insurers adequate insurance against loss or damage from such hazards and risks to the person and property of others as are usually insured against by companies operating businesses similar to the businesses of the Company and its Restricted Subsidiaries. All such insurance shall be carried with financially sound and reputable insurers accorded a rating of "A-VI" or better by A.M. Best Company, Inc. (or a comparable rating by any comparable rating agency), provided that at
                                                               --------
least 75 percent of all coverage and the insurer with the risk of first loss in each category shall have a rating of "A-IX" or better. If the Company cannot obtain sufficient insurance which meets the above criteria, the Company will provide the Purchasers with notice and will demonstrate that insurance cannot be obtained in accordance with the above criteria, in which case the requirement shall be reduced to "A-V" and "A-VIII," respectively. The sum of the deductible limit of all insurance coverage plus any amounts of self-insurance will not exceed $1,000,000 per occurrence. A summary of insurance presently in force is contained in the attached Schedule 7.2.
                          ------------

      7.3    Taxes, Claims for Labor and Materials; Compliance with Laws.

          (a) The Company will, and will cause its Restricted Subsidiaries to, promptly pay and discharge, when due, all taxes, assessments and governmental charges or levies imposed upon such Person or upon or in respect of all or any part of the property or business of such Person including, but not limited to, any property leased by such Person (but only to the extent required to do so by the applicable lease), all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of such Person; provided such Person shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of such Person or any material interference with the use thereof by such Person and title to such property is not materially and adversely affected thereby, and (ii) such Person shall set aside on its books, reserves deemed by it to be adequate with respect thereto. In the case of any item of the foregoing description involving in excess of $1,000,000, the adequacy of such reserves will be supported by a resolution of the Board of Directors of the Company (which resolution will be delivered to the holders of the Notes).

          (b) The Company will, and will cause its Restricted Subsidiaries to, promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all Environmental Laws in all applicable jurisdictions, the violation of which could materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company or the ability of the Company to perform its obligations set forth in the Documents, or would result in any Lien not permitted under (S) 7.11.

      7.4 Maintenance, Etc. The Company will, and will cause its Restricted Subsidiaries to, maintain, preserve and keep its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order (ordinary wear and tear excepted) and from time to time make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

      7.5 Nature of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by such Person would be substantially changed from the general nature of the business engaged in by such Person on the Closing Date (provided that the Company's ownership of an Investment shall not in itself constitute a change in the nature of the Company's business).

      7.6 REIT Status. The Company shall conduct its affairs in a manner so as to qualify as a real estate investment trust pursuant to Sections 856 et seq.
                                                                         -- ---
of the Code.

      7.7    Continuation of Existing Arrangements with the Company.

          (a) (i) The Company shall not permit any of its Affiliates or Subsidiaries to itself, directly or indirectly, engage in or perform (x) the business of leasing storage space to the public in, or managing, facilities located in the United States and used in the business of leasing storage space to the public or (y) any other business conducted or service performed by the Company, except as permitted by the proviso in (S) 7.11 hereof.

                (ii) The foregoing provisions:

                     (x) shall not apply to an Affiliate or Subsidiary of the Company to the extent that the Company or B. Wayne Hughes, members of his immediate family, or trusts for the benefit of the foregoing, individually or collectively, directly or indirectly, through the Company or any other Person, do not control or do not have the right to exercise decision making authority on behalf of any such Affiliate. In such circumstances the Company shall use its best efforts to cause such Affiliate to comply with such provisions, and

                     (y) are subject to the fulfillment of any applicable fiduciary obligation imposed by law, as determined by the board of directors of the Company or any corporate general partner of an applicable Ownership Entity.

          (b) With respect to all Self-Storage Facilities now or hereafter owned, leased, or in any manner operated or controlled by any Ownership Entity, the Company shall and shall cause its Affiliates and Subsidiaries (except to the extent that the Company or any such Affiliate or Subsidiary does not control or does not have the right to exercise decision-making authority on behalf of such Ownership Entity (in which case the Company or its Affiliates or Subsidiaries shall use their best efforts to cause such Ownership Entity) and subject to the fulfillment of any applicable fiduciary obligation imposed by law, as determined by the board of directors of the Company or any corporate general partner of such Ownership Entity) to select the Company to serve as property manager, pay the Company management fees consistent with fees received by the Company from unrelated third parties for similar services and not terminate the Company as property manager as discussed above with respect to each Self-Storage Facility for which it is offered the opportunity to do so.

      7.8    Financial Tests.  The Company shall:

           (a) Maintain at all times a Funded Debt Ratio of less than 0.40 to 1.00;

           (b) Maintain net income of not less than $1.00 for each fiscal quarter;

          (c) Maintain an Interest Coverage Ratio of not less than 4.0 to 1.0 for each period of four (4) fiscal quarters ending on the last day of each fiscal quarter, commencing with the quarter ending December 31, 1995;

          (d) Maintain at all times Total Shareholders' Equity of not less than ninety percent (90%) of the Total Shareholders' Equity of the Company as of the effective date of the PSMI Merger and giving effect thereto (the "Post-Merger Equity"); provided that, prior to the delivery by the Chief Financial Officer of the Company of a certificate certifying the amount of the Post-Merger Equity (which certificate shall be accompanied by an opinion of the Company's independent public accountants reasonably satisfactory to the Purchasers, in support thereof), the Company shall maintain at all times total Shareholders Equity of not less than $650 million.

      7.9 Unencumbered Assets. The Company shall at all times maintain Unencumbered Assets with an Aggre-gate Net Asset Value equal to or greater than two times the aggregate amount of Indebtedness (other than Non-recourse Indebtedness) then outstanding.

      7.10    Limitation on Incurrences of Additional Indebtedness.

          (a) From and after the Closing Date, the Company will not, and will not permit any Restricted Subsidiary of the Company to, create, assume or incur or in any manner be or become liable in respect of (including by Guarantee) any Indebtedness, except:

                (1) Indebtedness where payment is secured by a Permitted Encumbrance;

                (2) taxes, assessments and governmental charges or levies which are not delinquent or which are being contested in good faith and for which, in accordance with GAAP, adequate reserves have been set aside on the books of the Company or the affected Restricted Subsidiary of the Company;

                (3) current liabilities incurred in connection with the obtaining of goods or services in the ordinary course of business of the Company and its Restricted Subsidiaries and consistent with past practice;

                (4)  Non-recourse Indebtedness;

                (5) Indebtedness owing from a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary;

                (6) Indebtedness shown on Schedule 5.1(d);
                                          ---------------

                (7) Other Indebtedness, such that the Company is in compliance with the Funded Debt Ratio contained in (S) 7.8(a) hereof; and

                (8) Indebtedness owing from a Management Fee Subsidiary to the Company or a Wholly Owned Restricted Subsidiary.

      The exceptions set forth in the preceding sentence shall not be construed to permit the Company or any of its Restricted Subsidiaries to incur, create, assume, become liable in respect of or permit to exist any Indebtedness which would result in the existence of a Default or an Event of Default under this Exchange Agreement.

          (b) Any Person which becomes a Restricted Subsidiary of the Company after the date hereof shall for all purposes of this (S) 7.10 be deemed to have created, assumed or incurred at the time it becomes such a Restricted Subsidiary all Indebtedness of such Person existing immediately after it becomes such a Restricted Subsidiary.

      7.11 Management Fees. The Company will not, and will not permit its Restricted Subsidiaries to, sell, transfer or otherwise dispose of its right to management fees under any Management Contract in respect of any Property or subordinate its right to management fees under any Management Contract in respect of any Property to any obligation of any Ownership Entity or to any Lien on a Property; provided however, that the Company may sell or transfer its right to management fees under any Management Contract in respect of any Property to a Management Fee Subsidiary provided that the Board of Directors of the Company, in good faith and pursuant to a board resolution, determines that the sale or transfer of such management fees is reasonably necessary to the maintenance of the Company's status as a "real estate investment trust" under the Code, and that (a) any sale, transfer or other disposal by such Management Fee Subsidiary of more than 10% of the economic interest in such management fees to a Person other than the Company, and (b) the incurrence of any Indebtedness by such Management Fee Subsidiary, other than to the Company, shall constitute a breach of this (S) 7.11. The Company shall at all times retain an interest in each Management Fee Subsidiary representing at least 90% of the economic interests therein.

      7.12 Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary of the Company to, create, assume, incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary of the Company to acquire, any property or assets upon conditional sales agreements or other title retention devices, except for Permitted Encumbrances.

      7.13    Mergers, Consolidations and Sales of Assets.

          (a) The Company will not, and will not permit any Restricted Subsidiary of the Company to, consolidate with or be a party to a merger or amalgamate with any other Person or sell, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company (on a consolidated basis) to any Person, unless (1)(i) the Company (or, in the case of a transaction not involving the Company, the applicable Restricted Subsidiary) is the surviving entity, or (ii) the surviving entity shall be a corporation organized under the laws of the United States or Canada or a state or province thereof and shall expressly assume all obligations of the Company under this Exchange Agreement and the other Documents; (2) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; and (3) immediately after giving effect to such transaction on a pro forma basis, the consolidated surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to (S) 7.10. Notwithstanding the foregoing, any Restricted Subsidiary may merge, consolidate or amalgamate with any other Restricted Subsidiary or with the Company (provided that in the case of a transaction involving the Company, the foregoing provisions of this (S) 7.13 (other than clause (3)) have been satisfied).

      For purposes of the first sentence of this (S) 7.13, the sale, lease, conveyance or transfer of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

          (b) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold and (ii) immediately after such sale and after giving effect thereto, no Default or Event of Default shall exist.

          (c) If the Net Cash Proceeds of an Asset Sale, when added to (x) the Net Cash Proceeds of other Asset Sales occurring in the same fiscal year of the Company, (y) the book value (at the time of transfer) of all assets transferred to Unrestricted Subsidiaries by the Company or any of its Restricted Subsidiaries in such fiscal year and (z) the book value (at the time of designation) of the net assets of all Restricted Subsidiaries that are designated Unrestricted Subsidiaries in such fiscal year, exceeds 10% of Consolidated Assets measured as of the last day of the immediately preceding fiscal year, then the Company shall, within 12 months of such Asset Sale, either
(i) invest Net Cash Proceeds, if any, in an amount equal to such excess (the "Excess Proceeds") in properties and assets that will be used in the businesses of the Company or its Wholly-Owned Restricted Subsidiaries existing on the date of this Exchange Agreement or in Voting Stock or other equity interests of a Person which becomes a Wholly-Owned Restricted Subsidiary or (ii) make an optional repayment of the Notes in accordance with (S) 4.2, in the amount of the Excess Proceeds not applied in accordance with clause (i).

      7.14 Repurchase of Notes. The Company will not, and will not permit its Restricted Subsidiaries or Affiliates to, directly or indirectly, repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by the Company, any subsidiary of the Company, any Controlled Partnership or any Affiliate of the Company, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect hereto, including, without limitation, (S) 8.3, (S)
8.4 and (S) 10.1.

      7.15 Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or be a party to or suffer to exist any transaction or arrangement (an "Affiliate Transaction") with any Affiliate of the Company (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate of the Company or the issuance of securities and the acquisition of assets from Affiliates through purchase for cash, property or securities, by merger, or otherwise), other than transactions among the Company and its Wholly Owned Restricted Subsidiaries; provided, however, that the foregoing shall not prohibit Affiliate Transactions in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and consistent with past practice that are upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtained in a comparable arm's-length transaction with a Person other than an Affiliate of the Company and, with respect to an Affiliate Transaction or series of Affiliate Transactions involving aggregate payments equal to or greater than (i) $5 million, if a majority of the members of the Board of Directors of the Company who are disinterested in such transaction(s) approve such transaction(s), and (ii) $50.0 million, if, in addition to satisfying clause (i), the Company receives a favorable written opinion from an investment banking or accounting firm included on Schedule II hereto and which is not an Affiliate of the Company that such transaction(s) is/are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; provided, further, that the following transactions shall not constitute Affiliate Transactions: (i) transactions in accordance with the proviso to (S) 7.11; (ii) transactions described in clause
(z) of the definition of Asset Sale; and (iii) the sale or transfer of assets comprising the Company's existing lock business or box business or truck rental business, or the sale or transfer of any assets acquired after the Closing Date, in each case to a Management Fee Subsidiary, provided that the Board of Directors of the Company, in good faith and pursuant to a board resolution, determines that the sale or transfer of such assets is reasonably necessary to the maintenance of the Company's status as a "real estate investment trust" under the Code.

      7.16 Limitation on Restricted Investments. The Company will not, and will not permit any Restricted Subsidiary of the Company to, make any Investments unless:

          (a) At least 75% of the assets of the Company and its Restricted Subsidiaries, in the aggregate, shall consist of Investments in Persons or assets whose principal source of income is from the ownership or management of facilities used in the business of leasing storage space to the public;

          (b) At least 85% of the assets of the Company and its Restricted Subsidiaries, in the aggregate, shall consist of Investments in cash and cash equivalents or in Persons or assets whose principal source of income is derived from "real estate assets" as defined in Code section 856;

          (c) For purposes of (b) above, cash and cash equivalents may be invested in:

               (i) Investments in commercial paper maturing in twelve months or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary of the Company, is accorded a rating of at least A3 by Standard & Poor's Corporation or a rating of P3 by Moody's Investors Service Inc.;

               (ii) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing twelve months or less from the date of acquisition thereof; and

               (iii) Investments in certificates of deposit maturing in twelve months or less from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States of America or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposits are, at the time of such investment in certificate of deposit by the Company or a Restricted Subsidiary, rated A or better by Standard & Poor's Corporation or A2 or better by Moody's Investors Services, Inc.

For purposes of this section, the measurement of the value of Investments and assets shall be in accordance with GAAP. In addition, for purposes of this section, at any time a Person becomes a Restricted Subsidiary of the Company or an Unrestricted Subsidiary becomes a Restricted Subsidiary of the Company, the Investments of such Restricted Subsidiary shall be deemed to have been made by such Restricted Subsidiary at such time.

      7.17    ERISA

          (a) The Company will, and will cause each Restricted Subsidiary and ERISA Affiliate of the Company to, at all times with respect to each Plan established, maintained or contributed to by any of them,

                (1) except to the extent waived pursuant to Section 303 of ERISA or Section 412 of the Code, as the case may be, make timely payment of contributions required

                (i) to meet the minimum funding standards set forth in ERISA or the Code with respect thereto, or

                (ii)  to be paid as provided for by Section 515 of ERISA, and

                (2) comply in all material respects with all other applicable provisions of ERISA.

          (b) The Company agrees that all assumptions and methods used to determine the actuarial valuation of employee benefits, both vested and unvested, under any Plan of the Company or any subsidiary or ERISA Affiliate of the Company, and each such Plan, whether now existing or adopted after the date hereof, will comply in all material respects with ERISA and other applicable law.

          (c) The Company will not at any time permit any Plan established, maintained or contributed to by it or any subsidiary or ERISA Affiliate of the Company to:

                (1) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code or in Section 406 of ERISA;

                (2) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA, whether or not waived; or

                (3) be terminated under circumstances which are likely to result in the imposition of a Lien on the property of the Company or any subsidiary of the Company pursuant to Section 4068 of ERISA, if and to the extent such termination is within the control of the Company;

if the event or condition described in clauses (1), (2) or (3) above is likely to subject the Company or any subsidiary or ERISA Affiliate of the Company to a liability which, in the aggregate, is material in relation to the business, property, operations, or condition, financial or otherwise, of the Company and its subsidiaries taken as a whole.

          (d) Upon the request of you or any other holder, the Company will furnish a copy of the annual report of each Plan (Form 5500) required to be filed with the Internal Revenue Service. Copies of annual reports shall be delivered no later than 30 days after the later of the date such report has been filed with the Internal Revenue Service or the date the copy is requested.

          (e) Promptly upon the occurrence thereof, the Company will give you and each other holder written notice of (1) a Reportable Event with respect to any Plan; (2) the institution of any steps by the Company, any subsidiary of the Company, any ERISA Affiliate of the Company, the PBGC or any other person to terminate any Plan that is subject to the funding requirements of (S) 412 of the Code or is a "multiemployer plan"; (3) the institution of any steps by the Company, any subsidiary of the Company, or any ERISA Affiliate to withdraw from any Plan; (4) a prohibited transaction in connection with any Plan; (5) any material increase in the contingent liability of the Company or any subsidiary of the Company with respect to any post-retirement welfare liability; or (6) the taking of any action by the Internal Revenue Service, the Department of Labor, or the PBGC with respect to any of the foregoing which, in any of the events specified above, would result in any material liability of the Company or any of its subsidiaries.

      7.18 Reports and Rights of Inspection. The Company will keep, and will cause each Restricted Subsidiary of the Company to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of such Person, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this (S) 7.18 and concurred to by the independent public accountants referred to in (S) 7.18(b) hereof), and will provide, and will cause each such Restricted Subsidiary to provide, reasonable protection against loss or damage to such books of record and account. The Company will furnish to you so long as you are the holder of any Note and to each other holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

          (a) Quarterly Statements. Within 50 days after the end of each quarterly fiscal period (except the last) of each fiscal year of the Company, copies of:

               (1) a consolidated balance sheet of the Company and its Restricted Subsidiaries as of the close of such quarterly fiscal period, which need not be audited, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

               (2) a consolidated statement of income of the Company and its Restricted Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, which need not be audited, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

                (3) a consolidated statement of cash flows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, which need not be audited, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, reasonable detail and certified as complete and correct by the principal financial officer of the Company;

           (b) Annual Statements. Within 90 days after the close of each fiscal year of the Company, copies of:

                (1) a consolidated balance sheet of the Company and its Restricted Subsidiaries as of the close of such fiscal year, and

                (2) a consolidated statement of income and retained earnings and cash flows of the Company and its Restricted Subsidiaries for such fiscal year, in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail, certified as complete and correct by the principal financial officer of the Company and accompanied by a report thereon (which shall not be qualified by reason of any limitation as to the status of the Company as a going concern or by any other limitation imposed by the Company) of a firm of independent public accountants of recognized national standing selected by such person to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Restricted Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances.

The Company shall, on the date it provides its audited financial statements to you pursuant to (S) 7.18(b), simul-taneously provide such statements to the National Association of Insurance Commissioners, Securities Valuation Office, 195 Broadway, New York, New York 10007 (the "NAIC");

          (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company, or any Restricted Subsidiary and any management letter received from such accountants;

          (d) SEC and Other Reports. Within 15 days of their becoming available, one copy of any financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report and any registration statement or prospectus required to be filed by the Company or any Restricted Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency (including, without limitation, Forms 10-K, 10-Q and 8-K);

          (e) Officers' Certificates. Within the periods provided in paragraphs (a) and (b) above, Officers' Certificates of the Company respectively, stating that such officers have reviewed the provisions of this Exchange Agreement and setting forth: (1) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of (S) 7.8 through (S) 7.17 of this Agreement applicable to it at the end of the period covered by the financial statements then being furnished, and (2) whether there existed as of the date of such financial statements and whether, to the best of such officers' knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

          (f) Accountants' Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Exchange Agreement and stating further wheth-er, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of (S) 7.8 through (S)
7.17 of this Exchange Agreement or (S) 7.3(a) (but not with respect to unaudited quarterly periods), insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

          (g) Litigation Notices. Promptly upon learning of any lawsuit or similar action brought against the Company or any of its subsidiaries, the claimed damages of which may exceed $500,000, a notice describing such action in reasonable detail;

          (h) Environmental Notices. Promptly upon learning of (i) any claims, complaints, notices, requests or inquiries as set forth in (S) 5.1(r)(2) of this Exchange Agreement, or (ii) any listing or proposed listing as set forth in (S) 5.1(r)(5), or (3) any notices of noncompliance for the matters identified in (S) 5.1(r)(4), a notice describing such action in reasonable detail and including the underlying document; and

          (i) Requested Information. With reasonable promptness, such other data and information as you or any such holder may reasonably request, including, without limitation, (1) such financial or other information as any holder of Notes or any Person designated by such holder may reasonably determine is required to permit such holder to comply with the requirements of Rule 144A promulgated under the Securities Act, in connection with the resale by any holder of the Notes, and (2) copies of any report, notice or proxy statement or other filing required to be filed by the Company or any Affiliate of the Company qualifying as a "real estate investment trust" under the Code with any securities exchange or the Securities and Exchange Commission or any successor agency.

  Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each holder of the then outstanding Notes (or such Persons as either you or such holder may designate), to visit and inspect, under the Company's guidance but at your expense (except as set forth in the last sentence of this paragraph), any of its or its respective subsidiaries' properties, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its subsidiaries) all at such reasonable times, with reasonable notice and as often as may be requested. Subsequent to and during the continuance of a Default or Event of Default such visitation and inspection shall be at the sole expense of the Company as applicable, and without its required guidance.

      7.19    [Intentionally omitted]

      7.20 Facilities. The Company and its Restricted Subsidiaries and the Controlled Partnerships shall keep the Controlled Properties in good repair, working order and condition, and from time to time shall make necessary repairs or replacements thereto so that their property shall be maintained adequately for its intended use.

      7.21 Restrictive Agreements. The Company shall not and shall not permit any of its Restricted Subsidiaries to enter into any agreement which restricts the ability or right of any such Restricted Subsidiary to make payments to the Company or another Restricted Subsidiary of the Company by way of dividends, distributions, returns of capital, advances, reimbursement or otherwise.

      7.22 Rating for the Notes. You shall have received evidence satisfactory to you by January 31, 1996 that Duff & Phelps Credit Rating Co. has issued a private letter rating of at least "BBB+" for the Notes.

SECTION 8.   EVENTS OF DEFAULT AND REMEDIES THEREFOR

      8.1 Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

          (a) Default in the payment of interest on any Note when the same shall have become due and such default shall continue for more than two days; or

          (b) Default in the making of any required prepayment on any of the Notes as provided in (S) 4.1; or

          (c) Default in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

          (d) Default in the observance or performance of any covenant or agreement contained in (S) 7.8, 7.9 or 7.13(b), unless satisfactory evidence of a remedy of such default is delivered to all holders within 10 days after the day on which any executive officer of the Company first obtains knowledge of such default; or

          (e) Default in the performance or breach of any other provision of this Exchange Agreement unless satisfactory evidence of a remedy of such default is delivered to all holders within 10 days after the earlier of (1) the day on which any executive officer of the Company first obtains knowledge of such default and (2) the day on which written notice thereof is given to any executive officer of the Company by any holder of a Note; or

          (f) Default in the observance or performance by the Company of any of the financial covenants contained in Section 6.20 or 6.21 of the Bank Agreement unless such Default is permanently waived or such Default is cured by a permanent amendment to the Bank Agreement; or

          (g) Any representation or warranty or other statement made by or on behalf of the Company herein or in the other Documents, or made by the Company in any statement or certificate furnished by or on behalf of the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue or misleading in any material respect as of the date of the issuance or making thereof; or

          (h) Any judgments or awards for the payment of money aggregating in excess of $2,500,000 is or are outstanding against the Company or any Restricted Subsidiary of the Company or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

          (i) (i) The Company or any of its Restricted Subsidiaries or any of the Controlled Partnerships shall default (unless waived) in the payment when due, whether by acceleration or otherwise, of any amount of principal or interest due in respect of Indebtedness (other than Nonrecourse Indebtedness) in an aggregate principal amount greater than $5 million or in respect of any guaranty of such Indebtedness, or shall default (unless waived in writing) in the performance or observance (subject to any applicable grace period) of any agreement, covenant or condition with respect to any such Indebtedness or guaranty if the effect of such default is to accelerate the maturity of any such Indebtedness or to permit the holder or holders of any such Indebtedness or guaranty, or any trustee or agent of such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity or to call upon such guaranty in advance of nonpayment of the guaranteed Indebtedness; or (ii) the Company or any of its Restricted Subsidiaries or any of the Controlled Partnerships shall default (unless waived in writing) in the payment when due, whether by acceleration or otherwise, of any amount of principal or interest due in respect of Nonrecourse Indebtedness in an aggregate principal amount greater than $10 million, or in respect of any guaranty of such Indebtedness, or shall default (unless waived in the performance or observance (subject to any applicable grace period) of any agreement, covenant or condition with respect to any such Indebtedness or guaranty if the effect of such default is to accelerate the maturity of any such Indebtedness or to permit the holder or holders of any such Indebtedness or Guaranty, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity or to call upon such guaranty in advance of non-payment of the guaranteed Indebtedness;

          (j) Any final non-monetary judgment, order or decree shall be rendered against the Company or any of its Restricted Subsidiaries or any of the Controlled Partnerships which may have a material and adverse effect on the business, financial condition or property of the Company or on the ability of the Company to perform its obligations set forth in the Documents, and either
(i) enforcement proceedings shall have been commenced by any Person upon such judgment or order, or (ii) there shall be any period of thirty (30) days during which a stay or enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, unless such judgment, order or decree shall, within such thirty-day period, be vacated or discharged (other than by satisfaction thereof);

          (k) (i) An Employee Benefit Plan that is intended to be qualified under section 401(a) of the Code shall lose its qualification, and the resulting loss or cost to the Company or any Controlled Group member can reasonably be expected to exceed $500,000; (ii) the commencement or increase of contributions to, the adoption of, or the amendment of a Plan by, the Company or any Controlled Group member shall result in a net increase in unfunded liabilities to the Company or any Controlled Group member in the aggregate in excess of $500,000; or (iii) the Internal Revenue Service asserts a claim against the Company or any Controlled Group member in connection with the unfunded liabilities arising under section 412 of the Code under the employee pension benefit (as defined in section 3(2) of ERISA) maintained by any member of the ERISA Affiliated Group, if such claim can reasonably be expected to impose on the Company or any Controlled Group member liability in the aggregate amount of $500,000 or more;

          (l) The Company or any of its Restricted Subsidiaries or any of the Controlled Partnerships shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or shall consent to the institution of an involuntary case thereunder against it; or the Company or any of its Restricted Subsidiaries or any of the Controlled Partnerships shall file a petition initiating or shall otherwise institute any similar Insolvency Proceeding under any other applicable federal or state law, or shall consent thereto; or the Company or any of its Restricted Subsidiaries or any of the Controlled Partnerships shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, or the Company of any of its Restricted Subsidiaries or any of the Controlled Partnerships shall make an assignment of the benefit of creditors; or the Company or any of its Restricted Subsidiaries or any of the Controlled Partnerships shall admit in writing its inability to pay its debts generally as they become due; or, if an involuntary case shall be commenced seeking the liquidation or reorganization of the Company of any of its Restricted Subsidiaries or any of the Controlled Partnerships under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or any similar proceeding shall be commenced against the Company or any of its Restricted Subsidiaries or any of the Controlled Partnerships under any other applicable federal or state law, and (i) the Company, any of its Restricted Subsidiaries or any of the controlled Partnerships is a party to the petition commencing the involuntary case; or (ii) the petition commencing the involuntary case is not timely controverted; or (iii) the petition commencing the involuntary case is not dismissed with forty-five (45) days of its filing; or (iv) an interim trustee is appointed to take possession of all or a portion of the property and/or to operate all or any part of the business of the Company or such Restricted Subsidiary or Controlled Partnership; or (v) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over the Company or such Restricted Subsidiary or Controlled Partnerships, or of all or a part of the property of any of the foregoing, shall have been entered; or any other similar relief shall be granted against the Company or any of its Restricted Subsidiaries or any of the Controlled Partnerships under any applicable federal or state law;

          (m) Any statutory Lien shall have been placed upon the assets of the Company or any member of the Controlled Group under the Code or ERISA;

          (n)  A Change of Control (other than the PSMI Merger) shall occur; or

           (o) The Company fails at any time to be qualified as a real estate investment trust under the Code.

      Notwithstanding the provisions of paragraphs (a) and (c) above in this
Section 8.1, it shall not constitute an Event of Default if a payment due under any one of such paragraphs is not made when due but is made within two days thereafter (a "Late Payment"), provided that there can be no more than two Late Payments during the collective term of this Exchange Agreement and the PSMI Note Agreement, and any other payment not made when due shall constitute an immediate Event of Default, and provided further that any payments due on the same day under any such paragraphs (a) or (c) shall be deemed to be one payment for purposes of counting Late Payments.

      8.2 Notice to Holders. When any Default or Event of Default described in the foregoing (S) 8.1 has occurred, or if the holder of any Note or of any other evidence of Funded Debt or Current Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three business days of such event to all holders of the Notes then outstanding specifying the nature of such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

      8.3 Acceleration of Maturities. When any Event of Default described in paragraph (a), (b), (c), or (f) of (S) 8.1 has happened and is continuing, any holder of any Note may declare such Note to be due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraphs (a) through (k), (m), (n) or (o), inclusive, of said (S) 8.1 has happened and is continuing, the holder or holders of 25% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (l) of (S) 8.1 has occurred, then all outstanding Notes shall automatically become immediately due and payable without presentment, demand or notice of any kind all of which are hereby expressly waived. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

      8.4 Rescission of Acceleration. The provisions of (S) 8.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (k),
(m), (n) or (o), inclusive, of (S) 8.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof on behalf of all holders, provided that at the time such declaration is annulled and rescinded:

           (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

           (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under (S) 8.3) shall have been duly paid; and

           (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to (S) 10.1; and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

      8.5 Valuable Rights. The Company acknowledges, and the parties to this Agreement agree, that the right of each holder to maintain its investment in the Notes free from repayment by the Company (except as in this Agreement specifically provided for) is a valuable right and that the provision for payment of the Make-Whole Amount by the Company in the event that the Notes are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances and not as a penalty against the Company.

      8.6 Other Remedies. During the existence of an Event of Default and regardless of whether the Notes then outstanding shall have been declared to be due and payable pursuant to (S) 8.3 of this Exchange Agreement and regardless of whether any holder of Notes then outstanding shall otherwise have pursued or be pursuing any other rights or remedies, any holder of Notes may proceed to protect and enforce its rights under this Exchange Agreement and such Notes by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained in this Exchange Agreement or in aid of the exercise of any power granted in this Exchange Agreement.

SECTION 9.   SECURITY

      The Notes are unsecured.

SECTION 10.   AMENDMENTS, WAIVERS AND CONSENTS

      10.1 Consent Required. Any term, covenant, agreement or condition of this Exchange Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 66 2/3% in aggregate principal amount of outstanding Notes (or 50% in the case of the selection of investment banks, accountants or appraisers not included in
Schedule II hereto); provided that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (1) which will change the time of payment (including any prepayment required by (S) 4) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, (2) which will change any of the provisions with respect to optional prepayments or any of the provisions contained in (S) 7.14 or (S) 10.2, or (3) which will change the percentage of holders of the Notes required to consent to any amendment or waiver under this Exchange Agreement or the Notes or any of the other provisions of this (S) 10. For purposes of determining whether the holders of outstanding Notes of the requisite unpaid principal amount at any time have taken any action authorized by this (S) 10.1 or otherwise by this Agreement, any Notes owned by the Company or any Restricted Subsidiary or Affiliate of the Company shall not be deemed outstanding.

      10.2 Solicitation of Holders. So long as there are any Notes outstanding, the Company will not, and will not permit any if its Restricted Subsidiaries or Affiliates or any of the Controlled Partnerships to, solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Exchange Agreement or the Notes, unless each holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any amendment or waiver effected pursuant to the provisions of (S) 10.1 will be delivered by the Company to each holder of Notes within 15 days following the date on which the same shall have become effective. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Exchange Agreement or the Notes, unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all Notes then outstanding.

      10.3 Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 11.   INTERPRETATION OF AGREEMENT; DEFINITIONS

      11.1 Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

      "Affiliate" shall be defined as a Person that

          (a) directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, the Company;

          (b) beneficially owns or holds five percent (5%) or more of the Voting Stock of the Company; or

          (c) 5 percent (5%) or more of the Voting Stock (or in the case of a Person that is not a corporation, (5%) or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary.

      "Affiliate Transaction" shall have the meaning set forth in (S) 7.15.

      "Aggregate Net Asset Value" means the Company's Combined Percentage Interest in the pre-depreciation net book value (determined in accordance with GAAP) of Unencumbered Assets of the Company and the Consolidated Affiliates.

      "Annual Report" means the Company's Annual Report on Form 10-K filed with the Securities and Ex-change Commission for the fiscal year ended December 31, 1994.

      "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary of the Company; and (ii) any other properties or assets of the Company or any Restricted Subsidiary of the Company. For the purpose of this definition, the term "Asset Sale" shall not include (w) any transfer of (A) inventory or obsolete or worn out equipment, in each case in the ordinary course of business, or (B) properties and assets of the Company to any Wholly Owned Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company to the Company or any Wholly Owned Restricted Subsidiary, (x) exchanges of property by the Company or any Restricted Subsidiary for equivalent property of equivalent value that will be used in the businesses of the Company or its Wholly Owned Restricted Subsidiaries existing on the date of this Exchange Agreement (as determined by the Board of Directors of the Company in good faith), (y) leases of assets in the ordinary course of business consistent with past practice or (z) sales of Business Park Properties or management contracts for Business Park Properties, regardless of whether or not such properties are owned by the Company or a Controlled Partnership.

      "Bank Agreement" shall mean the Amended and Restated Credit Agreement by and among the Company and Wells Fargo Bank, National Association, as Agent, and certain Financial Institutions party thereto dated as of May 22, 1995, as it may be amended from time to time.

      "Bank Indebtedness" means Indebtedness under the Bank Agreement.

      "Business Day" shall mean a day of the year on which banks located in the cities of New York, New York and Glendale, California are open for business.

      "Business Park Property" shall be defined as a property generally of the type (a) described in the

Annual Report as "business parks" and (b) owned by the Company, a Restricted Subsidiary of the Company or a Controlled Partnership.

      "Capitalized Lease" means any lease under which the obligation of the lessee is required by GAAP to be shown as a liability on the financial statements of the lessee.

      "Capitalized Lease Obligation" means any lease obligation that, in accordance with GAAP, is required to be shown as a liability on the financial statements of the lessee. The amount of a Capitalized Lease Obligation shall be the amount required by GAAP so to be shown.

      "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

      "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations or other ownership interests (however designated) of any Person and any rights (other than debt securities convertible into corporate stock), warrants and options to purchase any of the foregoing, including (without limitation) each class of common stock and preferred stock of such Person if such Person is a corporation and each general and limited partnership interest of such Person if such Person is a partnership.

      "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

      "CERCLIS" shall mean the Comprehensive Environmental Response Compensation Liability Information System List.

      "Change of Control" means the occurrence of any of the following events:
(a) all or substantially all of the assets of the Company are sold, leased, exchanged or otherwise transferred to any Person or group of persons or entities acting in concert as a partnership or other group; (b) the Company is merged or consolidated with or into another corporation (other than a Restricted Subsidiary that is not a Controlled Partnership) with the effect that the common stockholders immediately prior to such merger or consolidation hold less than seventy-five percent (75%) of the ordinary voting power of the outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation;
(c) a change in the composition of the board of directors of the Company as a result of which fewer than a majority of the incumbent directors are directors who either (i) had been directors of the Company 24 months prior to such change, or (ii) were elected, or nominated for election, to the board of directors with the affirmative votes of a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or (d) a Person or group (as such term is used in Rule 13d-5 under the Securities Exchange Act) of Persons (other than B. Wayne Hughes; members of the immediate family of B. Wayne Hughes; any foundation, trust, or other Person controlled by B. Wayne Hughes and/or his immediate family, and any Person eligible to file a statement on Schedule 13G pursuant to Rule 13d-1(b)(1) of the Securities Exchange Act) shall, as a result of a tender or exchange offer, open market purchases, merger, privately negotiated purchases or otherwise, have become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange
Act) of securities having twenty-five percent (25%) or more of the ordinary voting power of then outstanding voting securities of the Company.

      "Closing Date" shall have the meaning set forth in (S) 3.2.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Combined Percentage Interest" means as to any asset, liability or item of income, gain, loss, deduction or expense on the consolidated financial statements of the Company and the Consolidated Affiliates, the Company's allocable share of such asset, liability or item, for the relevant period or as of the date of determination, taking into account (a) the relative proportion of each such item constituting or derived from assets directly owned by the Company and constituting or derived from assets owned by the respective Controlled Partnerships, and (b) the Company's Percentage Interests in the respective Controlled Partnerships.

      As an example, assume that there are two Controlled Partnerships:
Partnership A, in which the Company's Percentage Interest is 55%; and Partnership B, in which the Company's Percentage Interest is 40%. Further, assume that, for fiscal 1995, depreciation derived from assets directly owned by the Company is $40,000; depreciation derived from the assets owned by Partnership A is $20,000; and depreciation derived from assets owned by Partnership B is $30,000. For fiscal year 1995, the Company's Combined Percentage Interest of all depreciation derived from the consolidated assets of the Company and the Consolidated Affiliates would be 70%, calculated as follows:

 (55% of $20,000)+(40% of $30,000)+(100% of $40,000) / $90,000 = 63/90

      "Companies" means the Company, PSMI, PSI and each of their subsidiaries.

      "Company" shall mean Storage Equities, Inc., a California corporation, and any Person who succeeds to the business or to all, or substantially all, of the assets of Storage Equities, Inc.

      "Consolidated Affiliates" means, collectively, the Restricted Subsidiaries of the Company and the Controlled Partnerships.

      "Consolidated Assets" means, for the Company and its Restricted Subsidiaries, total assets plus accumulated depreciation and accumulated amortization, determined in accordance with GAAP.

      "Consolidated Funded Debt" means, for the Company and the Consolidated Affiliates on a consolidated basis in accordance with GAAP, all Indebtedness including any Indebtedness or Contingent Obligation with respect to outstanding letters of credit and any Contingent Obligation (excluding the Contingent Obligations described in Schedule 5.1(d) with respect to any interest-bearing indebtedness of any other Person.

      "Consolidated Interest Expense" means, for any period, gross consolidated interest expense for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments, such portion of payments under Capitalized Leases as may be characterized as interest expense in accordance with GAAP; but excluding commitment fees under the Bank Agreement, amortization of loan origination costs and other one-time or non-cash charges related to the incurrence of Indebtedness) for the Company and the Consolidated Affiliates, on a consolidated basis in accordance with GAAP, plus the portion of the up-front costs and expenses for Rate Contracts (to the extent not included in gross interest expense) fairly allocated to such Rate Contracts as expenses for such period, as determined in accordance with GAAP.

      "Consolidated Net Income" means for any period, the net income (or loss) of the Company and the Consolidated Affiliates for such period, determined on a consolidated basis for such Persons in accordance with GAAP; provided, however, that in determining Consolidated Net Income, (a) there shall not be included in gross revenues any revenues of a Non-consolidated Affiliate, but there shall be included any dividends or distributions from any Non-consolidated Affiliate received by the Company or any Consolidated Affiliate; and (b) there shall not be included in gross revenues any of the following items: (i) if the Company or one of the Consolidated Affiliates shall have acquired the assets and business of any Person or any substantial part of the assets and business of any Person, any earnings properly attributable to such assets and business or part thereof prior to the date of such acquisition; and (ii) any earnings of, and dividends payable to, the Company or one of the Consolidated Affiliates in a currency which at the time may not be converted into Dollars under the laws of the nation issuing such currency.

      "Consolidated Tangible Net Worth" shall mean as of the date of any determination thereof the total amount of all Tangible Assets of the Company and its Restricted Subsidiaries after deducting therefrom, to the extent otherwise included (i) Consolidated Funded Debt and (ii) all items which in accordance with GAAP would be included on the liability and equity side of a consolidated balance sheet, except shareholders' equity calculated in accordance with GAAP.

      "Contingent Obligation" means, as applied to any Person, without duplication, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet item, level of income or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the nondelivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation shall be equal to the actual amount of the obligation so guaranteed or otherwise supported. Without limitation, Contingent Obligation shall include any environmental indemnity or other agreement with respect to the environmental condition of any property (whether or not entered into in connection with the issuance of Non-recourse Indebtedness).

      "Controlled Group" means the Company and all Persons (whether or not incorporated) under common control or treated as single employer with the Company pursuant to section 414(b) or (c) of the Code.

      "Controlled Partnership" means any of the following (a) any Joint Venture
(b) any PS Partnership or

(c) as of any date, any other general or limited partnership whose financial statements are required as of such date to be consolidated with those of the Company in accordance with GAAP except any such partnership which constitutes an Unrestricted Subsidiary.

      "Controlled Property" means any real property owned, leased, managed, operated or occupied by the Company, any Subsidiary of the Company or any Controlled Partnership.

      "Current Debt" of any Person shall mean as of the date of any determination thereof (a) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (b) Guarantees by such Person of Current Debt of others.

      "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

      "Depreciation and Amortization" shall mean the depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period (so long as deducted in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP consistently applied.

      "Documents" shall mean, collectively, the Exchange Agreements, the Notes, and all other documents necessary to consummate the transactions contemplated by the Exchange Agreements (including any instruments contemplated by or executed in connection with any of the foregoing).

      "EBITDA" means, in respect of any fiscal period, Consolidated Net Income, increased by extraordinary losses, decreased by extraordinary gains, and increased by Depreciation and Amortization, interest (including the portion of payments under any Capitalized Lease that may be characterized as interest), and federal and state income taxes, all for such period for the Company and the Consolidated Affiliates on a consolidated basis in accordance with GAAP.

      "Environmental Laws" shall mean all federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

      "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

      "Event of Default" shall have the meaning set forth in (S) 8.1.

      "Exchange Agreements" shall have the meaning set forth in (S) 3.3.

      "Fair Market Value" means, with respect to any property, the sale value of such property, as determined by the Board of Directors of the Company in good faith, that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively.

      "Funded Debt" of any Person as of the date of any determination thereof shall mean (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (b) all Capitalized Rentals of such Person, and (c) all Guarantees by such Person of Funded Debt of others.

      "Funded Debt Ratio" means, as of any day, the ratio of Net Funded Debt as of such day to the sum of (a) Net Funded Debt as of such day plus (b) Total Shareholders' Equity as of such day.

      "GAAP" means accounting principles as promulgated from time to time in statements, opinions and pronouncements by the Financial Accounting Standards Board or in such statements, opinions and pronouncements of such other successor entities as shall be accepted by a substantial majority of the accounting profession in the United States of America.

      "Governmental Authority" shall mean any federal, state, Canadian provincial, county, city, town, village, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

      "Guarantees" by any Person as of the date of any determination thereof shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such

Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obli-gor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

      "Hazardous Material" shall mean (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended; (c) any petroleum product; or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law.

      "Holder" or "holder" shall mean any holder of a Note.

      "Indebtedness" of any Person as of the date of any determination thereof shall, without duplication, mean and include (a) any obligation for borrowed money; (b) any obligation evidenced by bonds, debentures, notes or other similar instruments; (c) any obligation to pay the deferred purchase price of property or for services (other than in the ordinary course of business); (d) any Capitalized Lease Obligation; (e) any obligation under any Rate Contract; (f) any obligation or liability of others secured by a Lien, whether or not such obligation or liability is assumed; (g) any Contingent Obligation (other than Contingent Obligations incurred in the ordinary course of business); and (h) Non-recourse Indebtedness.

      "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors; or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement.

      "Institutional Holder" shall mean any holder of a Note that is an "accredited investor" as defined in Section 2(15) of the Securities Act and any "qualified institutional buyer" as defined in Rule 144A promulgated under the Securities Act.

      "Interest Coverage Ratio" means for any period the ratio of (a) the Company's Combined Percentage Interest in EBITDA for such period plus the Company's Combined Percentage Interest in all Sale-Leaseback Rental Expenses for such period to (b) the Company's Combined Percentage Interest in Consolidated Interest Expense for such period plus the Company's Combined Percentage Interest in all Sale-Leaseback Rental Expenses for such period.

      "Investments" means as applied to any Person, means any direct or indirect ownership or purchase or other acquisition by that Person of any capital stock, equity interest, obligations or other securities, or of a beneficial interest in any capital stock, equity interest, obligations or other securities, or all or substantially all of the assets of any other Person (including any Restricted Subsidiary) or of the assets which comprise a separate or separable line of business, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business.

      "Joint Venture" means any one of SEI/PSP I Joint Ventures, a California general partnership; SEI/PSP II Joint Ventures, a California general partnership; SEI/PSP III Joint Ventures, a California general partnership; SEI/PSP IV Joint Ventures, a California general partnership; SEI/PSP V Joint Ventures, a California general partnership; SEI/PSP VI Joint Ventures, a California general partnership; SEI/PSP VII Joint Ventures, a

California general partnership; and "Joint Ventures" means all such partnerships collectively.

      "Lien" shall mean any interest in real or personal property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buyback agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary of the Company shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement. Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

      "Long-Term Lease" shall mean any lease of real or personal property (other than a Capitalized Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of more than three years.

      "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of (a) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid (taking into account the application of such prepayment required by (S) 4.1) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such principal being prepaid if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (b) 100% of the principal amount of the outstanding Notes being prepaid.

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

      "Management Contract" shall mean a contract for management services pursuant to which the Company agrees to manage one or more Self-Storage Facilities.

      "Management Fee Subsidiary" shall mean any corporation (a) having one class of common stock and one class of preferred stock, (b) 100% of the preferred stock of which is owned by the Company and (c) the preferred stock of which represents at least 90% of the economic interest in such corporation.

      "Multiemployer Plan" shall have the same meaning as set forth in ERISA.

      "Net Cash Proceeds" shall mean the aggregate amount of cash and cash equivalents received, less the sum of all fees, commissions and other expenses incurred, including the amount (estimated reasonably and in good faith) of income, franchise, sales and other applicable taxes required to be paid.

      "Net Funded Debt" means the Company's Combined Percentage Interest in Consolidated Funded Debt.

      "Non-recourse Indebtedness" means, as to any Person, Indebtedness of such Person, secured by specified collateral, the obligation to pay which Indebtedness is nonrecourse to such Person and in respect of which obligation no Affiliate of such Person is contingently or otherwise liable; provided that Indebtedness shall not be deemed to be other than Non-recourse Indebtedness solely by reason of the obligor's personal liability (a) for fraud, misappropriation of rents, waste or similar intentional conduct, or (b) environmental matters.

      "Notes" shall have the meaning set forth in (S) 1.1.

      "Obligations" shall mean each and every obligation, covenant and agreement of the Company contained in the Notes and the Exchange Agreements.

      "Officers' Certificate" shall mean a certificate, signed by any two of the chairman of the board, president, executive vice presidents, chief operating officer, principal financial officer or secretary of any Person, and including:
(a) a statement that the person
making such certificate or opinion has read such covenant or condition; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (c) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to ex-press an informed opinion as to whether or not such covenant or condition has been complied with; and (d) a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with.

      "Ownership Entity" shall mean any Person which invests in Self-Storage Facilities and (a) is owned, operated or controlled by the Company or any Affiliate of the Company or (b) for which the Company or any Affiliate of the Company has the right to select a Self-Storage Facility manager.

      "Percentage Interest" means, as to each Subsidiary and each Controlled Partnership, the cumulative percentage ownership interest (direct and indirect) of the Company in such Subsidiary's or Controlled Partnership's income.

      "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

      "Permitted Encumbrances" means (a) carriers', warehousemen's, mechanics', landlords', materialmen's, suppliers', tax, assessment, governmental and other like liens and charges arising in the ordinary course of business securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are not overdue, or are being contested in good faith by appropriate proceedings, provided that, in accordance with GAAP, adequate reserves have been established; (b) liens arising in connection with worker's compensation, unemployment insurance, appeal and release bonds and progress payments under government contracts; (c) judgment or attachment liens in existence less than forty-five (45) days after the entry of the judgment, or with respect to which execution has been stayed, or the payment of which is covered in full by insurance; (d) zoning restrictions, easements, licenses or other re-strictions on the use of real property, so long as the same do not materially impair the use of such real property by the Company or any of its Restricted Subsidiaries or any of the Controlled Partnerships or the value thereof to the owner of such real property; (e) any lien existing or arising by operation of law in the ordinary course of business, such as a "banker's lien" or similar right of offset; (f) liens on the property of the Company or any of its Restricted Subsidiaries or any of the Controlled Partnerships securing (i) the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) obligations on surety and appeal bonds, and (iii) other obligations of a like nature incurred in the ordinary course of business, provided all such liens in the aggregate have no reasonable likelihood of causing a material and adverse effect on the business, financial condition or property of the Company or on the ability of the Company to perform its obligations set forth in the Documents; (g) liens covering equipment, which liens secure purchase money financing for such equipment, provided that (A) any such lien covers only the equipment so acquired, and (B) the indebtedness secured thereby is permitted pursuant to (S) 7.12 hereof; (h) liens identified on Schedule 5.1(a) and any renewals, extensions or replacements thereof, provided that by any such renewal, extension or replacement no lien is extended to additional property and that no monetary amount secured by any such lien is increased; (i) liens securing Non-recourse Indebtedness permitted under clause
(4) of (S) 7.10 hereof; and (j) other liens securing obligations in an aggregate amount not exceeding $10,000,000 at any time.

      "Person" means an individual, partnership, corporation, trust, unincorporated organization or a government or agency or political subdivision thereof.

      "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

      "Proceeding" means an action, claim, suit or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), wheth-er commenced or, to the knowledge of the Company, threatened.

      "Property" shall mean any Self-Storage Facility in the United States which at any time is owned or controlled by an Ownership Entity or for which the Company or any of its Subsidiaries has a Management Contract.

      "Proxy Statement" shall have the meaning set forth in (S) 5.1(c).

      "PSI" shall mean Public Storage, Inc., a California corporation, and any Person who succeeds to the business or to all, or substantially all, of the assets of Public Storage, Inc.

      "PSMI Merger Agreement" means the Agreement and Plan of Merger dated June 30, 1995 between the Company, PSMI and PSI, as it may have been amended since that time.

      "PS Partnerships" means, collectively, PS Partners, Ltd., a California limited partnership; PS Partners II, Ltd., a California limited partnership; PS Partners III, Ltd., a California limited partnership; PS Partners IV, Ltd., a California limited partnership; PS Partners V, Ltd., a California limited partnership; PS Partners VI, Ltd., a California limited partnership; and PS Partners VII, Ltd., a California limited partnership.

      "Purchasers" shall have the meaning set forth in (S) 3.1.

      "Rate Contracts" means interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

      "Reinvestment Rate" shall mean 0.5% when used with reference to (S) 4.2, plus the yield (based on offered, and not bid, prices) on actively-traded U.S. government securities with a maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal then being prepaid or paid as set forth on page "USD" of the Bloomberg Financial Markets Screen (or, if not available, any other nation-ally recognized trading screen reporting on-line intraday trading in United States government securities) at 10:00 A.M. (New York City time) on the second Business Day prior to the date fixed for prepayment, or in the event no such nationally recognized trading screen reporting on-line intraday trading in the United States government securities is available, the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by (S) 4). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

      "Release" shall have the meaning assigned thereto in CERCLA.

      "Remaining Dollar Years" shall mean with respect to the principal amount of Notes being prepaid the amount obtained by (1) multiplying (x) the remainder of (i) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, less (ii) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of (S) 4.1, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (2) totalling the products obtained in (1).

      "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a subsidiary of the Company, as lessee or sublessee under a lease of real or personal property, but shall be exclu-sive of any amounts reimbursed to the Company or such subsidiary (not to exceed the rent owed by such Person) and shall be net of sublease income received by the Company or such subsidiary in the ordinary course of business in respect of property rented by such Person.

      "Reportable Event" shall have the same meaning as in ERISA.

      "Restricted Subsidiary" shall mean any Subsidiary that is not an Unrestricted Subsidiary and any Controlled Partnership and shall include, without limitation, those Subsidiaries listed on Annex I.

      "Sale-Leaseback Rental Expense" shall mean all of the lease or rental expenses associated with a Sale-Leaseback Transaction.

      "Sale-Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company, one of its Restricted Subsidiaries or one of the Controlled Partnerships transfers such property to a Person and the Company, one of its Restricted Subsidiaries or one of the Controlled Partnerships leases it from such Person.

      "Securities Act" shall mean the Securities Act of 1933, as amended, and as it may be further amended from time to time.

      "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and as it may be further amended from time to time.

      "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

      "Self-Storage Facility" shall mean any facility managed by the Company, or in which the Company owns an interest, and used in the business of leasing storage space to the public.

      "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government

Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes.

      The term "subsidiary" with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more subsidiaries of such person or by one or more subsidiaries of such person (ii) any other person (other than a corporation) in which such person, one or more subsidiaries of such person, or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest.

      "Subsidiary" means a subsidiary of the Company or a Management Fee Subsidiary.

      "Tangible Assets" shall mean as of the date of any determination thereof the total amount of all assets of the Company and its subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting good will, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

      "Total Shareholders' Equity" means the total shareholders' equity of the Company determined in accordance with GAAP.

      "Unaudited Financials" shall have the meaning set forth in (S) 5.1(c).

      "Unencumbered Assets" means Controlled Properties which are free and clear of Liens, provided that a Controlled Property owned by a Consolidated Affiliate shall not be considered an Unencumbered Asset unless the

Company's ownership interests (direct and indirect) in such Consolidated Affiliate are free and clear of Liens.

      "Unrestricted Subsidiary" shall mean any Subsidiary which is hereafter designated as an Unrestricted Subsidiary by the Board of Directors of the Company (such designation to be effective upon receipt by all holders of Notes of a notice of such designation), provided that no person may be designated as an Unrestricted Subsidiary if after giving effect thereto a Default or Event of Default would exist or if the Company could not incur at least $1.00 of additional Indebtedness in compliance with (S) 7.10; and provided further that the Board of Directors of the Company may designate any Unrestricted Subsidiary a Restricted Subsidiary (the subject entity to cease being an Unrestricted Subsidiary upon receipt by all holders of Notes of a notice to that effect signed by the Company), if the following conditions are met: (a) after giving effect thereto, the Company is able to incur at least $1.00 of additional Indebtedness in compliance with (S) 7.10 and, immediately after such designation, (b) the book value (at the time of transfer) of all assets (other than Business Park Properties or the related management contracts) transferred to Unrestricted Subsidiaries by the Company or any of its Restricted Subsidiaries in any fiscal year of the Company plus the book value (at the time of designation) of the net assets (other than Business Park Properties or the management contracts for Business Park Properties, regardless of whether or not such properties are owned by the Company or a Controlled Partnership) of all Restricted Subsidiaries that are designated an Unrestricted Subsidiary in such fiscal year plus the Net Cash Proceeds of all shares or assets that are the subject of one or more Asset Sales occurring during such fiscal year (except to the extent that the Net Cash Proceeds of such Asset Sales have been applied in accordance with (S) 7.13(c)) does not exceed 10% of Consolidated Assets measured as of the last day of the immediately preceding fiscal year, and (c) no Default or Event of Default has occurred and is continuing or would exist immediately after such designation. A Restricted Subsidiary may be designated an Unrestricted Subsidiary, but may not be designated again; provided that a Subsid-iary that, upon its formation, is designated an Unrestricted Subsidiary may be designated a Restricted Subsidiary and designated once more as an Unrestricted Subsidiary, but may not be designated again, provided further that all designations must satisfy the foregoing provisions of this definition.

      "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions), managers, trustees or any other governing body.

      "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal.

      "Wholly-Owned Restricted Subsidiary" means any direct or indirect Restricted Subsidiary of the Company where the Company's ownership of such Restricted Subsidiary is through ownership of 100% of all issued and outstanding capital stock and warrants, options or rights to purchase capital stock at all levels.

      11.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

      11.3 Directly or Indirectly. Where any provision in this Exchange Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 12.   INDEMNIFICATION

      12.1 Indemnified Parties. In addition to all other sums due hereunder or provided for in this Exchange Agreement or any of the other Documents and any and all obligations of the Company to indemnify the Purchasers hereunder or under any of the other Documents the Company shall, without limitation as to time, indemnify and hold harmless each Purchaser, each of their Affiliates, and the employees, officers, directors and representatives of each Purchaser, including attorneys and consultants (individually, an "Indemnified Party" and
                                                       -----------------
collectively, the "Indemnified Parties"), to the fullest extent lawful, from and
                   -------------------
against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and reasonable attorneys' fees) and expenses, including expenses of investigation (collectively, "Losses"), as
                                                              ------
incurred, arising out of or in connection with this Agreement, the PSMI Merger Agreement, the Reorganization Agreement or the Documents or the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or pursuant hereto or thereto), regardless of whether the transactions contemplated by this Exchange Agreement are consummated and regardless of whether any Indemnified Party is a formal party to any Proceeding; provided, however, that the Company shall not be liable to any Indemnified Party for any Losses to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or review) that such Losses arose from the gross negligence or willful misconduct of such Indemnified Party, which (i) is independent of any wrongful act by the Company, its Affiliates or any of their respective representatives and (ii) was not taken by such Indemnified Party in reliance upon any of the representations, warranties, covenants or promises of the Company herein or in the other Documents, including (without limitation) the certificates delivered by the Company pursuant hereto or thereto. The Company agrees to advance to any Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party (regardless of whether the entitlement of such an Indemnified Party to indemnification hereunder is being disputed); provided that the assertion of a claim against an Indemnified Party shall not, in and of itself, constitute a Loss by such Indemnified Party in the amount of such claim. Prior to reimbursing any Indemnified Party for any Losses pursuant to this Section 12, the Company may require such Indemnified

Party to provide a written undertaking to reimburse the Company if it is finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party was not entitled to indemnification pursuant to this Section 12 or otherwise. The obligations of the Company to each Indemnified Party hereunder shall be separate obligations, and the liability of the Company to any Indemnified Party hereunder shall not be extinguished solely because any other Indemnified Party is not entitled to indemnity hereunder.

      12.2 Environmental Indemnification. The Company shall, without limitation as to time, indemnify, reimburse, defend, and hold harmless the Indemnified Parties for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, reasonable attorney's fees, disbursements and expenses, asserted against, resulting to, imposed on, or incurred by any of the Indemnified Parties in connection with any of the following: (i) the events, circumstances, and conditions relating to environmental matters described in the Exchange Agreement on Schedule 5.1(r);
(ii) any pollution or threat to human health or the environment that is related in any way to the Companies', or any Person for whom any of the Companies is or may be responsible by law or contract, management, use, control, ownership or operation of the business or property in connection with the business of such Companies, including, without limitation, all on-site and off-site activities involving materials of environmental concern, regardless of whether the pollution or threat to human health or the environment is described in this Exchange Agreement; (iii) any environmental claim against any Person whose liability for such environmental claim any of the Companies has assumed or retained either contractually or by operation of law; or (iv) the breach of any environmental representation or warranty set forth in this Exchange Agreement in
(S) 5.1(r) (provided that the determination as to whether there has been any such breach shall be made without regard to any limitations in such representations and warranties pertaining to the knowledge of the Companies).

      12.3 Notification of Proceeding. If any proceeding shall be brought or asserted against any Indemnified Party in respect of which indemnity may be sought from the Company hereunder, such Indemnified Party promptly shall notify the Company in writing, and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with the defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Company of its obligations pursuant to this Agreement, except to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to review or appeal) that such failure shall have materially and adversely prejudiced the Company.

      Any such Indemnified Party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Company has agreed to pay such fees and expenses; or (2) the Company shall have failed promptly to assume the defense of such Proceeding or to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Company or an Affiliate of the Company, and such Indemnified Party shall have been advised by counsel that either (x) a conflict of interest may exist if such counsel represents such Indemnified Party and the Company or its Affiliate or (y) there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to those available to the Company or such Affiliate (and in the case of any of (1), (2) or (3), if such Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Company), it being understood, however, that the Company shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, which firm shall be designated in writing by such Indemnified Parties. The Company shall have the right to employ separate counsel in, and to participate in the defense of, any Proceeding with respect to which it has no right to assume the defense, but the fees and expenses of such counsel shall be at the expense of the Company. No Indemnified Party will be subject to any liability for any settlement made without its written consent. The Company shall not be liable for any settlement made without its written consent, which shall not be unreasonably withheld. The Company shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such Proceeding for which such Indemnified Party would be entitled to indemnification hereunder (regardless of whether any Indemnified Party is a party thereto). All reasonable fees and expenses of the Indemnified Party (including fees and expenses to the extent incurred in connection with investigating or preparing to defend such action or proceeding in a manner not inconsistent with this (S) 12) shall be paid to the Indemnified Party, as incurred, upon written notice thereof to the Company (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder). Prior to reimbursing any Indemnified Party for any Losses pursuant to this (S) 12, the Company may require such Indemnified Party to provide a written undertaking to reimburse the Company if it is finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party was not entitled to indemnification pursuant to this (S) 12 or otherwise.

      12.4 Rights of Subrogation. The Indemnified Parties shall have and be entitled to all rights of subrogation, in respect of any Losses or other amounts as to which the foregoing indemnity provisions apply, with respect to the claims of the Company against any of the other parties to the PSMI Merger Agreement or the Reorganization.

SECTION 13.   CONTRIBUTION

      13.1 Relative Fault. If a claim by an Indemnified Party for indemnification under (S) 12 is found unenforceable in a final judgment by a court of competent jurisdiction (not subject to further appeal or review) even though the express provisions hereof provide for indemnification in such case, then the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and any Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, the Company or such Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or Proceeding.

      13.2 Allocation of Fault. The parties hereto agree that it would not be just and equitable if contribution pursuant to this (S) 13 were determined by pro rata allocation or by any other method of allocation that does not account
--- ----
for the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

      13.3 Survival of Obligations. The obligations of the Company under (S) 12 and this (S) 13 shall survive the issuance of the Notes and any termination of this Agreement or the other Documents.

SECTION 14.   MISCELLANEOUS

      14.1 Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Exchange Agreement.

      At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.

      The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Exchange Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

      14.2 Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to (S) 14.1, this (S) 14.2 or (S) 14.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor and insured to the reasonable satisfaction of such holder, without expense to such holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $100,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

      14.3 Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction and stating that such Note had not been indorsed (in blank or otherwise) by the owner or prior Holder, shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

      14.4 Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay promptly (and in any event within 30 days of receiving any statement or invoice therefor) all of your expenses in connection with the preparation, execution and delivery of this Exchange Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of your special counsel (which shall be in reasonable detail), duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate. The Company agrees to pay all such expenses relating to any amendments, waivers or consents pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Exchange Agreement and the Notes. The Company also agrees that it will pay and save you harm-less against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Exchange Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Exchange Agreement except to the extent such fees and commissions are a result of your gross negligence or willful misconduct. The obligations of the Company under this (S) 14.4 shall survive the payment or prepayment of the Notes and the termination of this Exchange Agreement.

      14.5 Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

      14.6 Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication confirmed by overnight air courier, in each case addressed to you at your address appearing on Schedule I to this Exchange Agreement or at such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 600 North Brand Boulevard, Suite 300, Glendale, California 91203-1241, Attention: Chief Financial Officer, or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice to you by facsimile communication shall only be effective if made by confirmed transmission to you at a telephone number designated for such purpose in Schedule I, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing.

      14.7 Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

      14.8 Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall be deemed to be material and to have been relied upon by you, notwithstanding any investigation made by you or on your behalf, and shall survive the closing and the delivery of this Exchange Agreement and the Notes.

      14.9 Jurisdiction and Process. TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, EACH OF THE COMPANY AND PSI HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS EXCHANGE AGREEMENT, AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE COMPANY, PSMI AND PSI IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      14.10 Severability. Should any part of this Exchange Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Exchange Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Exchange Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

      14.11 Entire Agreement. This Exchange Agreement constitutes the final entire agreement by the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and discussions, whether oral or written.

      14.12 Governing Law. THIS EXCHANGE AGREEMENT AND THE NOTES ISSUED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH NEW YORK LAW WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

      14.13 Captions. The descriptive headings of the various sections or parts of this Exchange Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

      14.14 Reproduction of Documents. This Exchange Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by you at the Closing (except the Notes themselves), and (iii) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered or is otherwise incomplete.

SECTION 15.  PURCHASE OF PSMI NOTES BY THE COMPANY

          15.1 From and after the date hereof and continuing until the earlier of (a) consummation of the PSMI Merger and each of the transactions comprising the Reorganization (the first date which is on or after the date on which all such transactions have been consummated (the "Reorganization Date") or (b) the date on which no amounts remain outstanding on any PSMI Note, (x) the Company shall be bound by the covenants set forth in (S)(S) 7.1 through 7.7, inclusive,
7.9 through 7.13, inclusive, and 7.15 through 7.21, inclusive (except that any references therein to the "Closing Date" shall be deemed to refer to the date of this Exchange Agreement), and (y) the Company agrees that it will not take any action, or fail to take any action, the result of either of which is that the Company's ability to satisfy its obligations set forth in (S) 15.2 hereof is adversely impaired.

          15.2 If the Reorganization Date does not occur on or prior to November 17, 1995, then, from and after November 18, 1995 and continuing until the earlier to occur of (i) the Reorganization Date or (ii) February 18, 1996, each holder of a PSMI Note shall have the right, exercisable at its option by the delivery to the Company of a written statement (a "Put Notice") demanding that the Company purchase any or all PSMI Notes held by such Person in accordance with this (S) 15.2, to demand that the Company purchase any of all of its PSMI Notes (the "Put Option"). Within 5 business days following receipt by the Company of a Put Notice relating to any PSMI Notes, PSMI shall purchase such PSMI Notes by making a wire transfer of same day funds to the account of the holder who delivered such Put Notice (the "Demanding Holder") specified therein in an amount equal to the amount that PSMI would be required to pay if such PSMI Notes were being prepaid by PSMI pursuant to (S) 2.2 of the PSMI Note Agreement. Prior to or concurrently with such purchase, the Demanding Holder shall deliver to the Company the PSMI Notes that are the subject of the Put Notice. Upon the satisfaction by the Company of its obligation to purchase any and all PSMI Notes requested to be purchased by holders of PSMI Notes pursuant to (S) 15.2, the Company's obligations under (S) 15.1, and the obligations of the Hughes Family under (S) 15.3, shall terminate.

          15.3 B. Wayne Hughes, Tamara Gustavson and B. Wayne Hughes, Jr. (collectively, the "Hughes Family") each agree that, if the Reorganization Date has not occurred on or prior to November 17, 1995, then, within 5 Business Days following the earlier of (x) February 18,

1996, and (y) the first date which is on or after the date on which a written waiver of the Put Option set forth in (S) 15.2 has been received by B. Wayne Hughes from all holders of the PSMI Notes, if any PSMI Notes are then outstanding, he or she will contribute (the "Contribution") to the capital of PSMI any and all assets that are received by him or her or by any Person directly or indirectly controlling, controlled by or under common control with him or her or with him or her and one or more other members of the Hughes Family, directly or indirectly in connection with any of the transactions comprising the Reorganization, provided, however, if the Company defaults in its obligation to purchase any PSMI Notes in accordance with (S) 15.2, then each member of the Hughes family shall make its respective portion of the Contribution within 5 business days following the date of such default.

          The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Exchange Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                  STORAGE EQUITIES, INC.


                                  By /s/ Ronald L. Havner, Jr.
                                    --------------------------------------------
                                    Name: Ronald L. Havner, Jr.
                                    Title: Vice President - Chief Financial
                                           Officer


                                  PUBLIC STORAGE, INC.


                                  By /s/ Ronald L. Havner, Jr.
                                    --------------------------------------------
                                    Name: Ronald L. Havner, Jr.
                                    Title: Vice President - Chief Financial
                                           Officer


                                  PUBLIC STORAGE MANAGEMENT, INC.


                                  By /s/ Ronald L. Havner, Jr.
                                    --------------------------------------------
                                    Name: Ronald L. Havner, Jr.
                                    Title: Vice President - Chief Financial
                                           Officer


                                  Solely for purposes of (S) 15.3 hereof:


                                  /s/ B. Wayne Hughes
                                  ----------------------------------------------
                                  B. Wayne Hughes


                                  /s/ Tamara Gustavson
                                  ----------------------------------------------
                                  Tamara Gustavson


                                  /s/ B. Wayne Hughes, Jr.
                                  ----------------------------------------------
                                  B. Wayne Hughes, Jr.


Accepted as of November 13, 1995

Allstate Life Insurance Company
-------------------------------
Purchaser

By /s/ David A. Chulupuck
  -----------------------------

By /s/ Dorothy E. Even
  -----------------------------
  Authorized Signatory

Massachusetts Mutual Life Insurance Company

--------------------------------------------
Purchaser

By /s/ Bruce E. Gaudette
   -----------------------------------------
   Bruce E. Gaudette, Vice President

AMERICAN MUTUAL LIFE INSURANCE COMPANY
--------------------------------------------
Purchaser

By /s/ Roger D. Fors
  ------------------------------------------
   Roger D. Fors, Vice President,
   Fixed Income Investments


PFL Life Insurance Company
---------------------------------------------
Purchaser

By /s/ Gregory W. Theobald
  -------------------------------------------
   Gregory W. Theobald, VP & Asst. Secretary


THE UNION CENTRAL LIFE INSURANCE COMPANY
---------------------------------------------
Purchaser

By /s/ Joseph A. Tucker, III
   -------------------------------------------
   Joseph A. Tucker, III
   Assistant Treasurer

Life Investors Insurance Company of America
----------------------------------------------
Purchaser

By /s/ Gregory W. Theobald
-----------------------------------------------
   Gregory W. Theobald, VP & Asst. Secretary


International Life Investors
Insurance Company of America
-----------------------------------------------
Purchaser

By /s/ Gregory W. Theobald
  ---------------------------------------------
  Gregory W. Theobald, VP & Asst. Secretary


Bankers United Life Assurance Company
-----------------------------------------------
Purchaser


By /s/ Gregory W. Theobald
   ---------------------------------------------
   Gregory W. Theobald, VP & Asst. Secretary


THE MANHATTAN LIFE INSURANCE COMPANY
-------------------------------------------------
Purchaser


By /s/ J. N. Kotsonis
   ----------------------------------------------
   J. N. Kotsonis



By /s/ N. V. Gordon
   ----------------------------------------------
   N. V. Gordon